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                   SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C 20549

                                 FORM 8-K

                              CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 13, 1995

                            Frontier Corporation
           (Exact name of registrant as specified in its charter)

    New York               1-4166              16-0613330
(State or other           (Commission         (IRS Employer
 jurisdiction of           File Number)     Identification No.)
 incorporation)

                         180 South Clinton Avenue
                       Rochester, New York     14646
           (Address of principal executive offices)   (Zip Code)

            Registrant's telephone number, including area code
                              (716) 777-1000

Item 2   Acquisition or Disposition of Assets
         ------------------------------------
     As previously announced, on November 8, 1994, the Registrant and WCT Communications, Inc. ("WCT") reached a definitive agreement on the terms of the Registrant's acquisition of WCT. Under the definitive agreement, all WCT shareowners will receive $6.50 per share pursuant to a cash merger, with the exception of Richard Frockt, WCT's chairman and 24 percent shareholder, who has separately agreed to sell his shares to Frontier Corporation for $6.00 per share in cash immediately prior to the merger. Mr. Frockt and Christopher Edgecomb, a 7% shareholder and director of WCT and its former Executive Vice President, have agreed to vote their shares in favor of the merger. The total cash consideration to be paid by Frontier Corporation for all the outstanding shares of WCT will be approximately $96 million. WCT Communications, Inc. is an interexchange carrier based on Santa Barbara, California that operates long distance and telemanagement businesses in California and other western states. WCT's interexchange operations, which generated $102 million of revenues in its fiscal year ended June 30, 1994, will be merged into Frontier Communications International Inc.'s operation. The transaction will be accounted for as a purchase, is subject to regulatory approval, and is expected to close in the first quarter of 1995.

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     In November 1994, the Registrant announced an agreement to acquire all of the outstanding shares of American Sharecom, Inc. ("ASI"), a long distance company headquartered in Minneapolis, Minnesota. ASI is one of the largest privately owned long distance companies in the country with annual revenues of approximately $125 million. ASI's sales operations are concentrated in the Midwest, Northwest and California. Under the agreement, the Registrant will acquire all of the outstanding shares of ASI in exchange for 8.7 million shares (valued at $184 million at December 31, 1994) of Frontier common stock. The transaction will be accounted for as a pooling of interests, is subject to regulatory approval and the completion of appropriate due diligence. The transaction is expected to close in the first quarter of 1995.

     The Registrant has elected to file by this Report on Form 8-K its 1994 Consolidated Financial Statements, Management's Discussion and Analysis and information regarding certain legal proceedings. These financial statements specifically include the following:

     Frontier Corporation
     --------------------
     Management's Discussion of Results of Operations and
        Analysis of Financial Condition
     Report of Independent Accountants
     Business Segment Information
     Consolidated Statement of Income
     Consolidated Balance Sheet
     Consolidated Statement of Cash Flows
     Consolidated Statement of Shareowners' Equity
     Notes to Consolidated Financial Statements

Also filed by this Report on Form 8-K are the Audited Financial Statements for American Sharecom, Inc. as of October 31, 1994 and 1993 and July 31, 1993. In addition, filed by this report on Form 8-K are Unaudited Combined Pro Forma Consolidated Financial Statements and the Notes to Unaudited Pro Forma Combined Financial Statements for Frontier Corporation, WCT Communications, Inc. and American Sharecom, Inc.

Item 7   Financial Statements and Exhibits
         ---------------------------------
(a)  Financial Statements of Business to be Acquired - American
     Sharecom, Inc.

     Report of Independent Auditors

     Consolidated Statements of Financial Position: October 31,
     1994 and July 31, 1993

     Consolidated Statements of Operations: Year Ended October 31, 1994, Three Month Period Ended October 31, 1993 and Year Ended July 31, 1993

     Consolidated Statement of Changes in Shareholders' Equity:
     Year Ended October 31, 1994, Three Month Period Ended
     October 31, 1993 and Year Ended July 31, 1993

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     Consolidated Statements of Cash Flows: Year Ended October 31,
     1994, Three Month Period Ended October 31, 1993 and Year Ended
     July 31, 1993

     Notes To Consolidated Financial Statements: October 31, 1994
     and July 31, 1993

(b)  Unaudited Pro Forma Combined Financial Information

     Frontier Corporation, WCT Communications, Inc. and American
     Sharecom, Inc. - Unaudited Pro Forma Combined Balance Sheet:
     December 31, 1994

     Frontier Corporation and WCT Communications, Inc. - Unaudited Pro Forma Combined Statement of Income (Frontier Corporation
     Pro Forma):  Year Ended December 31, 1994

     Frontier Corporation Pro Forma and American Sharecom, Inc. -
     Unaudited Pro Forma Combined Statement of Income: Year Ended December 31, 1994

     Frontier Corporation and American Sharecom, Inc. - Unaudited
     Pro Forma Combined Satement of Income: Years Ended December
     31, 1993 and 1992

     Frontier Corporation - Notes to Unaudited Pro Forma Combined
     Financial Statements

(c)  Exhibits
     --------
     3-1     Bylaws of Frontier Corporation
     3-2     Amendment to Certificate of Incorporation
     3-3     Amendment to Certificate of Incorporation
     23-1    Consent of Accountants (Price Waterhouse)
     23-2    Consent of Accountants (Ernst & Young)
     27      Financial Data Schedule


                                 SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf of the undersigned hereunto duly authorized.



                                 Frontier Corporation
                                  (Registrant)


Dated:  February 13, 1995       By:  /s/ Louis L. Massaro
                                    --------------------------
                                    Louis L. Massaro
                                    Corporate Vice President and
                                    Chief Financial Officer
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    Management's Discussion of Results of Operations and
               Analysis of Financial Condition

DESCRIPTION OF BUSINESS
- -----------------------

     Frontier Corporation (formerly Rochester Telephone Corporation) is a diversified telecommunications company, serving more than 1.5 million customers in 32 states throughout the United States. Frontier Corporation's principal lines of business are reported in two segments:
Telecommunication Services and Telephone Operations. Telecommunication Services includes Frontier's long distance operations, cellular and paging operations, and telecommunications equipment sales. Telephone Operations is comprised of 36 local telephone companies providing service to over 900,000 access lines in the Northeast, Midwest and South.

1994 OVERVIEW
- -------------

     Frontier Corporation (the Company) completed a landmark year in 1994, both financially and organizationally. Revenues increased 8.7 percent to just under $1 billion, and operating income surpassed $200 million for the first time in the Company's history. Earnings per share increased 23.9 percent in 1994 to $1.50 per share, before the impact of a change in accounting for certain employee benefits. Significantly, late in 1994, the Company secured state regulatory and shareowner approval of an unprecedented plan to open the Rochester, New York local service market to competition in return for local service "price cap" regulation in the Rochester market and approval for the formation of a holding company. The new regulatory plan for Rochester, New York removes the limit on earnings that was present under "rate of return" regulation for the duration of the plan. Finally, in recognition of the changing nature and expanding geographic presence of the Company, our shareowners approved changing the name of our company to Frontier Corporation.


Financial Highlights
- --------------------

     The Company continued its recent pattern of substantial growth, driven mainly by its competitive long distance business which had revenues of $334 million in 1994, an increase of $71.5 million, or 27.2 percent, over 1993. Overall, Frontier Corporation's revenue mix continues to shift away from dependence upon regulated revenue sources and more toward non-regulated revenue streams, with the Telecommunication Services segment accounting for 38 percent of total revenue in 1994. This compares to 29 percent in
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1992.  As a result of the diversification efforts of the
Company over the past several years, the Rochester, New York operating telephone company accounted for only 31 percent of total revenues in 1994, down from 46 percent in 1990.

     Operating income for 1994 was $223.3 million, which represents an increase of 14.5 percent over 1993. Consolidated net income reached an all time high in 1994 at a level of $102.7 million, a 24.2 percent increase over 1993. The percentage growth in net income was significantly higher than the corresponding percentage growth in operating income due to the combined impact of lower borrowing costs, higher investment income and the sale of our only regional telephone company in North Dakota, which resulted in an $11.3 million pre-tax gain. Including a one-time charge relating to a change in the method of accounting for certain postemployment benefits, earnings per share were $1.40 for the year. Excluding both the one-time charge for the accounting change and the gain from the sale of the telephone company in North Dakota, earnings per share were also $1.40, an increase of 15.7 percent over 1993.

     The number of common shares outstanding in 1994 was impacted by two events. In February 1994, the Company sold
5.4 million shares of its common stock at $42 per share in a public offering. As part of the offering, 2.5 million new primary shares were issued and sold directly by the Company and 2.9 million shares were sold by C FON Corporation, a subsidiary of Sprint Corporation. In April 1994, the Company implemented a 2-for-1 split of the Company's common stock, effected in the form of a 100 percent stock dividend with no change in the $1.00 per share par value. All historical share and per share data have been retroactively adjusted to reflect the split, unless specifically indicated otherwise.


Corporate Name Change and Restructuring
- ---------------------------------------

     In December 1994, upon receiving shareowner approval, the Company reorganized as a holding company and changed its name from Rochester Telephone Corporation to Frontier Corporation. The new name reflects not only the pioneering heritage of our past but also our willingness to embrace the challenges of the future. The name also symbolizes the change from a company focused primarily in Rochester, New York to a company that is expanding geographically and currently operates in 32 states.

     Also in December 1994, shareowners approved an unprecedented and landmark restructuring plan, referred to as the Open Market Plan Agreement, between the Company, the staff of the New York State Public Service Commission (PSC), and certain other interested parties. This seven year Agreement, with an effective date of January 1, 1995, was
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

approved by the PSC on October 13, 1994 and allowed the Company to permanently reorganize into a holding company structure. The restructuring into a holding company allows the Company to pursue acquisitions and diversification initiatives without many of the financial and regulatory constraints present under its prior corporate status. Under the Agreement, the Rochester, New York local exchange market has been opened to competition. The Rochester, New York operating company, which formerly was subject to rate of return regulation, will operate under "price" regulation for the life of the agreement. This removes the limit on the Rochester operating company's earnings that was present under rate of return regulation.

     Frontier Corporation (formerly Rochester Telephone
Corporation) now owns directly or indirectly all of the stock of:

     (1) Rochester Telephone Corp., a new regulated telephone and network transport company which holds virtually all of the local service assets used in the Rochester, New York market. Rochester Telephone offers retail local telephone service and also markets wholesale network services and other services to other retail providers of telecommunication services in the Rochester market,

     (2) Frontier Communications of Rochester, Inc., a new retail provider of telecommunication services to residential and business customers located in the Rochester, New York market,

     (3)    Frontier Information Technologies Inc.
     (formerly Distributed Solutions, Inc., or DSI), an existing subsidiary of the Company, providing computer, billing and other information processing services primarily to the Company's affiliates,

     (4)    Frontier Communications International Inc.
     (formerly RCI Long Distance, Inc.), an existing subsidiary of the Company providing long distance telecommunication services to business and residential customers, and

     (5) the Company's other existing subsidiaries, including our wireless operations and 35 companies which provide local telephone service outside the Rochester, New York market, as well as companies that provide telecommunication equipment and services in the Rochester market and other markets.

     Renamed as Frontier Corporation after shareowner approval on December 19, 1994, the Company is entitled to issue securities and effect acquisitions or expand existing
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lines of business without obtaining the approval of the PSC, subject only to the same exceptions as any other holding company operating in New York State. As a result, the Company should be able to respond more quickly to customer needs and new opportunities.

     The establishment of Frontier Communications of Rochester Inc. allows us to provide integrated communications services to customers. Frontier Communications of Rochester will buy network access from Rochester Telephone Corp. or other carriers, and package these services with its own and others' product lines such as long distance, wireless, data services and voice mail. Initially, Frontier Communications of Rochester's customer base includes Centrex and digital private line customers previously serviced by the former Rochester local operating company. Beginning on January 1, 1995, Frontier Communications of Rochester and other competitors were authorized to compete for local service customers from Rochester Telephone Corp.'s current customer base. Frontier Communications of Rochester intends to create value by becoming the single point of contact for sales and service for its customers. Its competitive strength will be the ability to create market-demanded packages of telecommunications products and services, and to provide a single bill for all of these services. While its services will initially be limited to customers in the Rochester, New York market, Frontier Communications anticipates that it may offer its services elsewhere.


Certain Considerations Related to the Open Market Plan
- ------------------------------------------------------

     Management believes there are significant market and business opportunities associated with the Company's Open
Market Plan. However, there are also uncertainties associated with the Plan and the corporate restructuring.
In our opinion, these are the most significant:

     (a) Increased Competition in the Rochester, New York Market. The Open Market Plan is expected to hasten local telephone competition in the Rochester, New York market by providing for (1) the full interconnection of competing local networks including reciprocal compensation for terminating traffic, (2) equal access to network databases, (3) access to local telephone numbers and (4) telephone number portability. Some competitors have already announced an intention to provide basic local exchange services in the Rochester market. The inherent risk associated with opening the Rochester market to competition is that some customers will purchase services from competitors, which would reduce the number of customers of the Company and

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

     potentially cause a decrease in the Company's revenues and profitability. The Company believes, however, that usage of its network following implementation of the Open Market Plan will increase, and that new revenue will offset, to some extent, the loss of revenues from end-user customers. Increased competition may also lead to additional price decreases for services of the Company, adversely impacting the Company's margins. However, price cap regulation will not require Rochester Telephone Corp. to rebate any additional earnings achieved through operating efficiencies that previously would have been shared with customers. Moreover, services in the Rochester, New York market are already subject to competition. This trend will probably continue with or without the Open Market Plan. The Open Market Plan allows the Company to anticipate the erosion of its market share in local exchange services on terms that the Company believes will be in the best interests of its customers, employees and shareowners.

     (b) Risk of Rate Stabilization Plan. The Rate Stabilization Plan incorporated in the Open Market Plan Agreement provides for a total of $21 million in rate reductions for Rochester Telephone Corp. over the life of the Agreement. During this time, the rates charged by Rochester Telephone Corp. for basic residential and business telephone service may not be increased for any reason. But, since Rochester Telephone Corp. will operate under a price cap environment with no rate of return regulation, the Company will be able to retain the full value of any cost savings it introduces over the life of the plan. Even though the rates provided in the Rate Stabilization Plan were designed to permit the Company to recover its costs and to earn a reasonable rate of return, there is no assurance that this will occur. The effect on the Company's results of operations cannot be predicted because of uncertainty about Rochester Telephone Corp.'s network usage and its costs.

     (c) Restraints on the Company's Control of Rochester Telephone Corp. The Open Market Plan Agreement limits the number of inside directors on the Board of Directors of Rochester Telephone Corp. and the ways in which its officers and senior management employees are compensated. The Open Market Plan also prohibits payment of dividends by Rochester Telephone Corp. to Frontier Corporation if (i) Rochester Telephone Corp.'s senior debt has been downgraded to "BBB" by Standard & Poor's ("S&P"), or the equivalent rating by other rating agencies or is placed on credit watch for such a downgrade, or (ii) a service quality penalty is imposed under the Open Market Plan Agreement. Dividends paid to the parent, Frontier Corporation, also are

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
     prohibited unless Rochester Telephone Corp.'s directors certify that such dividends will neither impair Rochester Telephone Corp.'s service quality nor its ability to finance its short and long term capital needs on reasonable terms while maintaining an S&P debt rating target of "A". Other financial covenants exist to ensure that Rochester Telephone Corp. will have the financial strength to provide quality service. The Company believes that these conditions will not affect the opportunities for either Frontier Corporation or Rochester Telephone Corp.

     (d) Holding Company Structure. The Company no longer directly owns any material assets other than its interest in the capital stock of its subsidiaries. As noted above, dividends from Rochester Telephone Corp.
     to Frontier Corporation are subject to the financial covenants of the Open Market Plan.

     (e) Potential Diversification Risk. The Company is now able to make acquisitions and investments, enter into new lines of business and geographic areas, issue equity securities and incur long-term indebtedness without PSC approval, subject to certain exceptions.
     The Company may pursue opportunities with both greater potential profits and greater business risk than it could pursue as a telephone company subject to the authority of the PSC. There can be no assurance that any expansion of the Company's business will be successful. However, it is the current intention of the Company to engage only in telecommunications-related businesses.

     (f) Other Considerations. (i) Although the royalty order discussed below, under Regulatory Matters, remains in litigation, the Open Market Plan Agreement precludes the PSC from seeking royalties for the next seven years. After that, subject to the outcome of the pending litigation, the PSC may be able to assert its authority to do so. (ii) Because Rochester Telephone Corp. and Frontier Communications of Rochester will, at least initially, be competing for the same customers, there may be some duplication of sales and service expenses in the consolidated company. Over time, this duplication is expected to reach minimal levels.


INDUSTRY OUTLOOK AND STRATEGIES
- --------------------------------

     As evidenced by the revolutionary change occurring in the Company's Rochester, New York market, the Company believes competition will increasingly be recognized and promoted in public policy, and that consumers will increasingly have opportunities to make real choices for their telecommunications needs. We believe that regulation

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has created artificial distinctions among local, long
distance, wireless and cable services, and that convergence among these industry segments is unavoidable. We expect the overall marketplace to expand as customers increasingly rely on communications products and services to improve productivity and profitability in their businesses, as well as to add convenience and time to their personal lives. Our objective is to serve our customers as their single source for integrated telecommunications solutions.

     Frontier Corporation's Vision is to become the premier company in the telecommunications industry by providing products, services and applications that delight our customers, by being a team of qualified employees committed and accountable to this Vision, and by delivering exceptional returns to shareowners. Our goal is to expand our role as a "value creator" -- that is, to enhance the benefits that all of our stakeholders obtain from their ongoing relationships with us. We realize that changes in the industry are occurring rapidly and that this will continue for the foreseeable future. We believe that Frontier Corporation's strong operating performance and our marketing and regulatory initiatives have firmly positioned the Company as a leader in our industry.

     One important challenge for the Company over the remainder of the decade is to increase significantly the size of our business. We want to grow. Such growth will give us the opportunity to provide more services to more customers, while taking advantage of size and scale economies. In 1994, the Company served customers in 32 states. In 1995, we expect to become a truly national company by serving customers in virtually every state in the union. Since 1990, the Company's revenue has grown on average by 13.2 percent per year. Frontier Corporation will continue to focus on expanding its existing customer and revenue base.

     We are proactively seeking acquisition opportunities and strategic alliances that can enhance our overall network and service offerings. Acquisitions are a function of both price and opportunity. Frontier is interested in acquisition opportunities that will significantly add to shareowner value. The areas that we believe have the strongest growth potential are long distance and wireless communications. We acknowledge the increasing importance of video technology and video services in the marketplace and are evaluating opportunities to participate more actively in the video arena in the future. We also maintain our interest in additional local exchange properties, particularly where we believe there are synergistic opportunities with our existing operations, or where the opportunity exists to add new concentrations of customers who are candidates for Frontier integrated

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services solutions.  We have evaluated the potential
benefits of Personal Communication Services (PCS), which is a short-range wireless service similar to cellular. We want to find value-conscious ways to use additional wireless spectrum to serve customers. Our current focus is on growing the Company in the continental U.S., but we are reviewing many international opportunities as well, as we expect our long-term growth will move us beyond domestic boundaries.

     Consistent with this growth strategy, the Company announced several acquisitions during 1994. In October, we announced our intent to acquire California-based WCT Communications, Inc., a long distance company which has annualized revenues in excess of $100 million. And in November, the Company announced an agreement to acquire American Sharecom, Inc., a long distance company headquartered in Minneapolis, Minnesota with annual revenues totaling approximately $125 million. The combination of WCT and American Sharecom with Frontier Communications International will bring Frontier's annual long distance revenues to over $550 million, establish our coast-to-coast network and make Frontier the seventh largest long distance company in the country. In July, the Company agreed to purchase the Minnesota Cellular Telephone Company, a non-wireline cellular telephone service provider whose territory is located in an area south of Minneapolis. All of these pending acquisitions are expected to be completed in early 1995.

     In June 1994, we finalized the formation of the Upstate Cellular Network (UCN), a wireless joint venture with NYNEX Corporation that is managed by Frontier. The formation of this joint venture allowed Frontier to significantly expand its presence in the wireless sector. Through the Upstate Cellular Network and our majority ownership interests in several Rural Service Areas (RSA) in Alabama and New York, the Company now manages cellular properties which have a total coverage that reaches 4.2 million people.

     Our pending acquisitions will further accelerate the transformation of the Company from one with a predominant base in local telephony to one that is more heavily focused on the long distance segment and on achieving communications services integration. In 1995, we expect that a significant majority of our total revenues will come from sources that no longer fall under traditional rate of return regulation.


RESULTS OF OPERATIONS
- ---------------------
Consolidated

     Consolidated revenues and sales were $985.5 million in 1994, a $79.0 million, or 8.7 percent, increase over 1993.

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This performance followed a 12.7 percent increase in 1993
over 1992. The primary factor in these increases has been the rapid growth in the Company's long distance business, which has been driven by both increased market penetration and acquisitions. Consolidated costs and expenses were $762.2 million, $711.5 million, and $628.9 million in 1994, 1993 and 1992, respectively, reflecting 7.1 percent and 13.1 percent increases in 1994 and 1993. The Company continued to focus its efforts on cost containment, process redesign and operating synergies during 1994, as reflected in the improvement in consolidated operating margins from 21.8 percent in 1992 to 21.9 percent in 1993 and to 22.7 percent in 1994, excluding the impact of a $3.3 million software write-off in 1993.

     Several one-time events have occurred during the past three years that have impacted the comparability of the Company's results from operations. These items are summarized below.

1.     Acquisitions/Divestitures

     In July 1994, the Company and NYNEX Corporation combined certain cellular interests and formed a 50/50 joint venture to operate a cellular network in upstate New York. Financial results of the joint venture have been reported by the Company on the equity method of accounting, reflecting Frontier's proportionate share of the joint venture's earnings in the "Other income and expense" section on the Consolidated Statement of Income. Previously, the revenues and expenses of the Company's wireless operations in New York had been consolidated. (See Note 3 to the Consolidated Financial Statements.)

     In May 1994, we sold our only telephone operating company in North Dakota, Minot Telephone, for cash. Minot served approximately 27,000 access lines. The transaction resulted in a pre-tax gain of $11.3 million.

     In December 1993, the Company increased its cellular ownership from 50.6 percent to 69.6 percent in the South Alabama cellular partnership. This transaction gave the Company the right to manage the two cellular properties, Alabama RSA #4 and #6, which serve a territory with a population of approximately 252,000. As a result of this increased ownership, we began reporting the South Alabama cellular interests on a consolidated basis of accounting in 1994, whereas previously this partnership had been accounted for on the equity method.

     In September 1993, Frontier Communications of the Mid
Atlantic, Inc. (formerly Mid Atlantic Telecom, Inc.). was acquired using 143,587 shares of treasury stock (before the 1994 stock split). In June 1993, we acquired Budget Call

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

Long Distance, Inc. for $7.5 million in cash. Both transactions were accounted for as purchase acquisitions.

     Also in September 1993, the Company sold its interest in the S&A Telephone Company in Kansas (approximately 800 access lines) and its related minority cellular interest.
In addition, the Company sold a substantial portion of its investment in a Canadian long distance company in November
1993. These sales resulted in pre-tax gains totaling $4.4 million.

     In April 1993, we acquired a 70 percent ownership interest in the Utica-Rome Cellular Partnership by issuing
702,737 shares of the Company's common stock (before the 1994 stock split). We recorded this transaction using the purchase method of accounting.

     In August 1992, we acquired Frontier Communications of
Georgia (formerly Statesboro Telephone Company), a company with more than 15,000 access lines. A total of 1.5 million shares of common stock were issued in the transaction
(before the 1994 stock split), which was accounted for as a pooling of interests.

2.     Accounting for Postemployment Benefits

     The Company changed its method of accounting for certain employee benefits in 1994. This change was necessitated by the Financial Accounting Standards Board, the authoritative body for accounting rules. This new rule, referred to as Financial Accounting Standards Board Statement No. 112 (FAS 112), "Employers' Accounting for Postemployment Benefits," addresses the manner in which companies must record expenses for postemployment benefits, including payments for disability, pre-pension leave (salary continuation) and severance pay. FAS 112 requires that projected future costs of providing postemployment benefits be recognized as an expense as employees render service rather than when the benefits are paid. This accounting change is very similar to the change made in 1993 for postretirement benefits, which was addressed by FAS 106, "Employers' Accounting for Postretirement Benefits Other than Pensions." Adoption of FAS 112 required the Company to calculate, and record in 1994, the cumulative effect of the change in accounting methodology for all years prior to 1994. The cumulative effect of the change in accounting methodology for FAS 112 amounted to an after-tax charge of $7.2 million, net of taxes of $3.9 million. As required by the pronouncement, the Company reported this one-time charge as a special line item on the Consolidated Statement of Income in 1994. This accounting change does not have a material impact on the Company's cash flows or its earnings from continuing operations.

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

3.     Tax Rate Change

     The 1993 income tax provision includes the retroactive impact of the federal income tax rate increase from 34 percent to 35 percent. The overall impact of the tax rate change was approximately $2 million and includes approximately $400,000 attributable to years prior to 1993.
(See Note 9 to the Consolidated Financial Statements.)

4.     Software Write-Off

     In 1993, the Company recorded a $3.3 million pre-tax charge to write-off certain deferred costs associated with a project to redesign customer account records, order flow and customer billing systems. (See Note 5 to the Consolidated Financial Statements.)

5.     First Mortgage Bond Refinancing

     In 1992, the Company recorded an extraordinary,
after-tax charge of $1.1 million relating to costs incurred
for the early extinguishment of its Series H, 9 1/2% first
mortgage bonds.  The bonds were retired using internally
generated cash and the private placement of $35 million of
debt at a telephone subsidiary.   (See Note 5 to the
Consolidated Financial Statements.)


TELECOMMUNICATION SERVICES
- --------------------------

     The Telecommunication Services segment is comprised of the Company's long distance business, wireless operations (where the Company has sufficient ownership to report on a consolidated basis), and equipment sales. This segment is the fastest growing part of the Company, as evidenced by its increasing contribution to our overall financial results.
In 1994, revenues from Telecommunication Services comprised 38 percent of total revenue, up from 29 percent only two years ago. Similarly, operating income from this business segment accounted for 18 percent of the Company's total, as compared with 13 percent in 1992.

     Telecommunication Services revenues include long distance usage and fixed monthly fee revenues, wireless access and usage charges, and sales of telecommunication systems and services. Principal expenses associated with these revenues consist of costs for leasing of transmission facilities and the payment of local access charges for our long distance business, charges for interconnection of cellular and paging operations with telephone companies, costs of cellular telephones and paging units sold, cost of telecommunications equipment sold, and labor.

     Revenues and expenses derived from our majority-owned cellular operations are reflected in the consolidated financial statements. Our minority interests, including the

50/50 joint venture with NYNEX in upstate New York that was formed in July 1994, are accounted for using the equity method. This method of accounting results in the Company's proportionate share of earnings (losses) being reflected in a single line item below operating income on the Company's
Consolidated Statement of Income, entitled "Equity earnings
(loss) from unconsolidated wireless interests." Prior to the formation of the wireless joint venture with NYNEX in July 1994, the revenues and expenses of our wireless operations in upstate New York had been consolidated. (See
Note 3 to the Consolidated Financial Statements for additional information concerning our wireless operations.)

     Telecommunication Services sales were $375.8 million in 1994, up $63.2 million, or 20.2 percent, over 1993. This compares to an increase of $75.8 million, or 32.0 percent, the previous year. This growth in both years was driven by our long distance operation, Frontier Communications International, (formerly RCI Long Distance). Revenues in our Network Systems and Services line of business, which includes long distance, rose 24.2 percent in 1994 due to sales of services to additional customers, greater usage, growth in consumer services, price changes and the impact of the acquisitions of Budget Call Long Distance in July 1993 and Frontier Communications of the Mid Atlantic, Inc. (formerly Mid Atlantic Telecom, Inc.) in September 1993. Another factor for the growth in the long distance operation is our Visions Long Distance subsidiary, which resells services from Frontier Communications International to customers of a number of our local telephone subsidiaries under the brand name used by the local telephone company.

     Revenues from our Wireless Communications line of business decreased $5.0 million, or 16.8 percent, in 1994 because of the change in the method of accounting for the upstate New York cellular operation in July 1994. Through the first six months of 1994, the period prior to the adoption of equity accounting for the Upstate Cellular partnership, the Company's wireless revenues had increased
68.5 percent to $20.9 million from $12.4 million in 1993.
In 1993, wireless revenues rose $8.5 million, or 40.1 percent, over 1992. Despite the change in the manner of reporting wireless operations, we are very committed to this business as indicated by the growth of our proportionate share of wireless revenues for properties we manage, which rose 30.2 percent in 1994, reaching $35.6 million. Although prices were relatively stable for cellular service in 1994, new customers generated a lower average volume of calls resulting in a 7.2 percent decrease in average revenue per customer. This is consistent with industry trends. The
40.1 percent increase in Wireless Communications revenues in 1993 over 1992 was a result of the combination of the acquisition of the Utica-Rome partnership in April 1993, price increases and a growing customer base.

     Costs and expenses for Telecommunication Services in 1994 totaled $335.8 million, reflecting an increase of 19.1 percent over 1993. The increase for 1993 versus 1992 was
31.9 percent. The increases in both years are primarily due to the increased volume of long distance traffic carried by the Company and the associated costs to originate and terminate the traffic on local telephone company facilities, in addition to the impact of acquisitions completed during 1993. Marketing and selling expenses have also risen in line with sales. As a percentage of sales, long distance costs of access continue to decrease as we improve the efficiency of our network and as the charges from local telephone companies and other access providers continue to decline. The increase in 1994 expenses was partially offset by the change in the method of reporting cellular results for the upstate New York joint venture.

     Operating margins for Telecommunication Services improved to 10.6 percent in 1994, following a margin of 9.8 percent in both 1992 and 1993. The gain in 1994 results is driven by better long distance margins which rose to 10.4 percent in 1994. Wireless operating margins were adversely affected by the accounting change for cellular properties in New York.


TELEPHONE OPERATIONS
- --------------------

     Telephone Operations produced the majority of the Company's overall revenues and income in 1994. This segment, which is comprised of our local exchange telephone companies, continues to be very important to the Company.
In addition to providing strong cash and overall financial returns, the local companies serve a large customer base that represents service integration sales opportunities.
For several years the Company complemented the internal growth of telephone revenues with acquisitions in order to diversify its regulatory risks and increase the size of its customer base. The Company has further refined this strategy by disposing of certain telephone operating subsidiaries that no longer fit the Company's overall expansion plans. Both the sale of Minot Telephone in North Dakota in May 1994 and the pending divestiture of Ontonagon Telephone in Michigan are results of the limited opportunity to expand the Company's presence in the respective geographic areas. The Company remains committed to the local telephone business and will consider additional acquisitions of local telephone properties if they are consistent with the Company's overall growth strategy. In 1994, Telephone Operations generated 62 percent of total revenues and 82 percent of operating income for the total company. Comparatively, in 1992, Telephone Operations generated 71 percent of total revenues and 87 percent of operating income.

     Revenues for this segment are derived from local telephone service and access fees from long distance companies, directory advertising, billing services and other services such as sales of telephone equipment and voice mail. As a result of recent regulatory reforms, traditional rate of return regulation is no longer applicable to much of our telephone revenues. Increasingly, a more flexible form of regulation called price, or price cap, regulation is replacing rate of return regulation, focusing on price levels as opposed to earnings levels. Telephone Operations expenses are mainly related to the development and maintenance of the local exchange networks. Additional expenses include the costs associated with customer service and billing.

     Telephone Operations revenues increased $15.8 million to $609.7 million in 1994, representing an increase of 2.7 percent over 1993. For 1993 versus 1992, revenues increased
4.7 percent to $593.9 million. Revenue growth resulted from increases in access lines, higher feature revenue, and rate increases at our regional telephone companies, offset partially by the sale of Minot Telephone in North Dakota which was completed in May 1994. Access line growth was 3.0 percent in 1994 and 2.3 percent in 1993, after adjusting for acquisitions and divestitures. The average revenue per employee for Telephone Operations in 1994 was $193,181, an increase of 12 percent over the prior year. Growth in toll revenues, primarily in network access service which represents fees charged to long distance companies for the use of our network, also contributed to the segment's revenue increase. Minutes of use related to long distance traffic increased 9.5 percent in 1994 and 7.7 percent in 1993. In general, prices being charged to long distance companies for access service usage have declined slightly over the past two years in order to address the need of our local telephone operating companies to remain competitive in their respective markets. We expect that this price decline will continue as competition increases. Telephone Operations revenues were reduced by $8.2 million in 1994 when compared with 1993 as a result of the divestitures made during the past two years.

     During 1994 and 1993, we continued to gain increased market penetration of enhanced services such as custom calling features and advanced number identification products like Caller ID. Revenue growth was also positively impacted in both years by rate increases at our regional telephone companies (see Regulatory Proceedings caption). Regulatory revenue reductions at our Rochester, New York operating company partially offset these increases.

     Costs and expenses for Telephone Operations decreased
.7 percent in 1994 and increased 3.5 percent in 1993. The divestitures in 1993 and 1994 accounted for a reduction in expenses of $5.9 million in 1994. After adjusting for the impacts from divestitures and the $3.3 million software write-off in 1993, costs and expenses were flat in 1994 after increasing 2.7 percent between 1993 and 1992. In
1994, the Company continued to achieve benefits from redesigning work processes and combining administrative operations throughout the Telephone Operations segment. In addition, an early retirement program in March 1994 and lower employee benefits costs helped to contain expenses.
Aside from the one-time software write-off, the primary reasons for expense increases in 1993 were higher wages and benefits, increased severance and other expenses associated with streamlining operations to arrive at a reduced cost structure, and an increase in right-to-use fees associated with network software upgrades.

     Operating margins for Telephone Operations were 30.1 percent in 1994, 28.2 percent in 1993 (after adjusting for the software write-off) and 26.8 percent in 1992. The composite depreciation rate for this segment was 6.4 percent in 1994, compared with 6.2 percent in 1993 and 6.4 percent in 1992. Through its interaction with regulatory authorities, the Company continues to pursue better alignment of depreciation rates with the economic lives of depreciable property.

     A common measure of the efficiency for telephone companies is the number of employees per 10,000 access lines. We continue to make efficiency improvements as evidenced by the decrease in this metric from 43 in 1992 and 38 in 1993, to 34 in 1994, near the best in our industry.


OTHER INCOME STATEMENT ITEMS
- ----------------------------
Interest Expense

     Interest expense decreased 6.4 percent in 1994 and 7.0 percent in 1993 due to lower levels of debt outstanding throughout the year. In February 1994, we retired $9.4
million of debt at our regional telephone subsidiaries.   In
December 1994, as a part of our Open Market Plan implementation, we issued $120 million of debt and repurchased $30 million of outstanding debentures. These December transactions did not have a significant impact on 1994's interest expense. During 1993, we recalled a total of $115.4 million of debt.


Gain on Sale of Assets
- ----------------------

     The gain on sales of assets in 1994 amounted to $10.1 million, a $5.6 million increase when compared to 1993. The 1994 amount resulted mainly from the sale of our only telephone property in North Dakota in May 1994. In 1993, we recognized gains on sales of our only telephone property in Kansas, S&A Telephone Company, and a portion of our minority investment in a Canadian long distance company.

Equity Earnings (Loss) from Unconsolidated Wireless Interests
- -------------------------------------------------------------

     Equity earnings from the Company's interests in wireless partnerships in 1994 were $3.2 million, an increase of $1.9 million over 1993. This increase was the result of the change in accounting related to the formation of our 50/50 joint venture in July 1994 with NYNEX Corporation in order to operate a unified cellular network in upstate New York. Financial results for the joint venture have been reported on the equity method of accounting, reflecting our proportionate share of the joint venture's earnings. Previously, the Company's revenues and expenses associated with its Rochester and Utica-Rome cellular partnerships in New York State had been fully consolidated.

Other Income (Expense), Net
- ---------------------------

     In 1994, other income (expense), on a net basis, improved $2.3 million, or 10.1 percent, over 1993. This improvement is primarily related to higher interest income associated with increased cash balances, offset in part by higher business development and strategic planning activities and costs, and administrative expenses associated with the Company's restructuring.

     In 1993, net other expenses were $22.5 million, an increase of $8.8 million over 1992's net other expenses.
This was due to administrative expenses associated with the Company's reorganization petition with the New York State
Public Service Commission, debt refinancing expenses, and acquisition costs.

Income Taxes
- ------------

     The effective federal tax rate in 1994 was 34.4 percent, compared to 35.4 percent in 1993 and 34.2 percent in 1992. (See Note 9 to the Consolidated Financial
Statements.)


FINANCIAL CONDITION
- -------------------

     Management's overall objective is to maximize shareowner value. While increasing net income is an important component of the process, management believes that the primary source of value over the long term is cash generation over and above investment requirements. Key management decisions are made based on the value added to our shareowners' investment. Corporate performance, strategies, capital projects and acquisitions are evaluated and measured using cash flow analysis and investments are expected to provide a return that exceeds the risk-adjusted cost of capital of the Company, or specific business unit, as appropriate.

     There are a number of key financial metrics that can be used to monitor management's performance. While several of these metrics provide information on the Company's financial condition at a specific time, others, such as shareowner return, are somewhat dependent on the overall financial markets and are often more useful when viewed over an extended period of time.

Key Financial Data
($'s in millions, except per share data)
                             1994      1993     1992
- -----------------------------------------------------
Total debt                 $  583    $  497   $  591
Total capital              $1,406    $1,172   $1,213
Debt ratio                  41.5%     42.4%    48.8%
Operating margin            22.7%     21.5%    21.8%
Pre-tax interest coverage    4.7x      3.9x     3.2x
Capital expenditures       $   89    $  106   $  124
Dividends declared
 per share                 $ .815    $ .795   $ .775
Dividends paid per share   $ .810    $ .790   $ .770
Dividend yield               3.9%      3.6%     4.4%
Dividend payout ratio       57.9%     65.3%    75.1%
Total shareowner return     (2.8%)    31.1%    15.7%
Year-end stock price       $21.13    $ 2.57   $17.82

Cash Flows from Operating Activities
- ------------------------------------

     Cash flows from operations amounted to $212.5 million in 1994, a decrease of $16.2 million from 1993. In 1993, cash from operations was $228.6 million, an increase of $12.4 million over 1992. In 1994, higher net income and depreciation and amortization was offset in part by increased working capital requirements for our rapidly growing businesses. Cash from operations was negatively impacted by taxes associated with the gain on the sale of the Minot property in North Dakota in May 1994. The cash proceeds from this sale appears in the "Cash Flows from Investing Activities" section of the Consolidated Statement of Cash Flows. In 1993, the increase was the result of increases in net income, depreciation and amortization coupled with a small impact from an increase in accounts payable caused by the timing of purchases associated with the Company's capital expenditures from 1992.

Cash Flows from Investing Activities
- ------------------------------------

     Cash used for investing activities decreased $58.6 million in 1994, from $109.1 million to $50.5 million. In 1993, cash used for investing activities decreased $12.4 million versus 1992. Capital expenditures continue to be the single-largest recurring use of the Company's funds. In 1994, capital spending, net of salvage, amounted to $87.0 million, a decrease of $15.1 million from 1993. An increase in the Company's liquid investments that have maturities of greater than three months but less than one year also resulted in a use of funds in 1994. Offsetting these cash outflows in 1994 were the proceeds from the sale of our telephone property in North Dakota. The decline in 1993's investing activities was caused by lower capital spending offset in part by an increased usage of cash related to acquisitions.

Cash Flows from Financing Activities
- ------------------------------------

     Cash flows from financing activities amounted to an inflow of $123.9 million in 1994, compared with outflows of $157.6 million in 1993 and $70.0 million in 1992. The increase for 1994 resulted from $106 million in proceeds from the Company's equity offering in February 1994 and the net increase of $90 million of debt in December 1994 as a part of the Company's reorganization, offset in part by the payment of dividends to shareowners and the retirement of certain high cost debt earlier in the year. The decreases for 1993 and 1992 resulted from the retirement of long-term debt and the payment of dividends.

Liquidity and Capital Resources
- -------------------------------

     The Company must generate adequate amounts of cash to meet both short-term and long-term needs. The Company's liquidity is a function of our capital spending program, debt service requirements, internal generation of funds and access to securities markets.

     Management has emphasized the importance of cash throughout the organization by providing training and establishing cash measures that are critical in the determination of performance-based compensation. The Company closely monitors the components of its working capital in order to maximize cash flows. However, the timing of purchases for capital additions has a significant impact on the balance of accounts payable until refinanced or liquidated using internally generated funds.

     During 1994, we entered the capital markets on several occasions to finance the growth of our businesses (including acquisitions and new product development), as well as to retire certain high cost debt. In February 1994, new shares of common stock were issued that netted proceeds of $106 million. In August 1994, $125 million in committed credit facilities were negotiated with five commercial banks to provide the Company with sources of funds for the backup of its short-term commercial paper program, as well as for general corporate purposes. At year end, the Company had not borrowed against these facilities. In December 1994, a $160 million revolving credit facility with seven banks was established in order to provide debt for the Rochester, New York operating company as required under the Open Market Plan Agreement with the New York State Public Service Commission. At year end, $120 million was borrowed under this facility. A portion of the proceeds were used to retire other more costly long-term debt.

     At a special shareowners' meeting in December 1994, shareowners approved an increase in the number of authorized shares of common stock from 100 million shares to 300 million shares. Additionally, shareowners gave their approval to authorize 4 million shares of a new class of preferred stock which have been designated as Class A Preferred Stock. The Company proposed these changes so as to provide greater flexibility to raise capital and to structure acquisition transactions.

     At December 31, 1994, aggregate debt maturities amounted to $4.5 million for 1995, $4.7 million for 1996 and $4.5 million for 1997. During 1994 the Company met individually with its debt rating agencies to review the Company's financial performance. In May 1994, Duff and Phelps upgraded the Company's senior unsecured bond rating from A- to A. In January 1995, Standard and Poor's upgraded its rating on the Company's senior unsecured debt from A to A+, Moody's upgraded from A3 to A2 and Fitch upgraded from A to A+.

     The financing requirements associated with the Company's network modernization programs have remained relatively stable. We have in place a switching network that is essentially 100 percent digital, while a significant amount of fiber has been installed throughout our telephone and long distance operating territories. Total gross expenditures for property, plant and equipment in 1995 are anticipated to be $125 million. The total capital program represents an increase of $36 million over 1994. The increase is largely driven by capital requirements associated with the growth of our long distance and wireless operations and the integration of our pending long distance acquisitions.

     As discussed previously, the Company had three acquisitions pending at the end of 1994, each of which will play an important strategic role in the growth of the Company. Approximately 9.6 million new shares of common stock will be used for the acquisition of American Sharecom, Inc. (ASI) and the Minnesota Cellular properties which are anticipated to close early in 1995. As a result of the transaction with ASI, the two largest shareowners of ASI (Steven C. Simon, president, and James J. Weinert, vice president) are projected to become the largest individual shareowners of Frontier Corporation. Once the deal is consummated, they will hold a combined 10.6 percent of the outstanding common shares of the Company. For the pending acquisition of WCT Communications Inc. in California, we plan to expend approximately $96 million in cash. It is expected that acquisitions will continue to be a significant factor in the growth of the Company, as will building alliances through partnering or forming joint ventures. Any investment opportunity will have the ultimate goal of improving shareowner value.

     In December 1994, the Board of Directors increased the quarterly dividend paid on common stock to 20.75 cents per share, payable February 1, 1995, to shareowners of record on January 13, 1995. This 2.5 percent increase raises the annualized common stock dividend to $0.83 per share. This represents the 35th consecutive annual increase in our dividend.

REGULATORY MATTERS
- ------------------
Open Market Plan

     At its public meeting on October 13, 1994, the New York State Public Service Commission (PSC) unanimously approved the Company's Open Market Plan and Corporate Restructuring (Open Market Plan) and subsequently issued a written Order in November 1994. As previously discussed in more detail in the section entitled "Corporate Name Change and Restructuring," the Open Market Plan was approved by shareowners in December 1994 and became effective on January 1, 1995.

     During the seven year period of the Open Market Plan Agreement, rate reductions of $21 million will be implemented for Rochester area consumers and rates charged for basic residential and business telephone service may not be increased. Although these rates have been designed to permit Rochester Telephone Corp. to recover its costs and to earn a reasonable rate of return, there is no assurance that this will actually happen. Also, under the Open Market Plan Agreement, Rochester Telephone Corp. will no longer be subject to rate of return regulation and thus the company is able to retain any expense savings or any additional revenue from the sale of increased services or usage. In addition, a total of $17 million will be credited to the depreciation reserve over the seven year life of the plan.

     Although Rochester Telephone Corp. is a wholly-owned subsidiary of Frontier Corporation, Frontier's ability to control the management and operations of Rochester Telephone Corp. are partially restricted by various provisions of the Open Market Plan. The Plan contains certain financial covenants that are intended to insure that Rochester Telephone Corp. will not lack the financial strength to provide quality service, including covenants relating to dividends that may be paid to the parent company and the level of debt that may be maintained at the subsidiary company.

     During its seven year duration, the Open Market Plan Agreement resolves certain financial questions that are linked to the royalty proceeding, a contested proceeding that has been in litigation for several years. In 1984, the PSC initiated a proceeding to investigate whether or not the Company's unregulated subsidiaries should pay a royalty to the Rochester, New York operating company for alleged intangible benefits received from the use of the Rochester Telephone name and reputation. The proceeding was reopened in 1990. In July 1993, the PSC imposed a royalty in the amount of two percent of the total capitalization of Frontier Corporation's unregulated operations. Based upon an initial interpretation of the PSC's Order, the Company estimated that the effect of the Order was in the range of $2 million per year. The Company vigorously disagreed with the PSC's determination and is pursuing judicial review of the PSC's Opinion and Order. The Appellate Division, on June 30, 1994, confirmed the PSC's Order and the Company appealed to the New York State Court of Appeals. On December 8, 1994, the Court of Appeals accepted the Company's appeal. The case is now being briefed before the Court of Appeals.

     The Open Market Plan temporarily resolves the royalty issue in that the PSC has agreed that the royalty will not be imposed by the PSC against the Company or Rochester Telephone during the seven year period of the Plan, subject to limited exceptions. However, the PSC is not precluded from seeking any royalties pursuant to the Royalty Order, on a prospective basis only, as it may be modified as a result of judicial appeal, subsequent to the expiration of the Open Market Plan. Under the Open Market Plan, the Company is permitted to continue its litigation challenging the Royalty Order, and it intends to pursue the case to conclusion.

Incentive Regulation
- --------------------

     Prior to the Open Market Plan Agreement which became effective in January 1995, an incentive regulation agreement had been in effect for the Rochester, New York operating company. As part of that agreement, Rochester Telephone Corp. agreed to share with ratepayers 50 percent of earnings above a threshold rate of return. In addition, the company's revenue requirement was reduced by $5 million in 1993 and $9.5 million in 1994. The 1993 sharing amount was refunded through customer billing credits. The 1994 revenue requirement reduction, plus interest, was credited to the company's depreciation reserve to alleviate a reserve deficiency rather than refunding cash to ratepayers. There was no 1994 sharing amount.

Rate Awards
- -----------

     In 1994, two of the Company's telephone subsidiaries completed rate increase proceedings with state regulatory agencies that were initiated in 1993. In February 1994, the Iowa State Utilities Board approved a $2.9 million annual revenue increase for Frontier Communications of Iowa (formerly Vista Telephone Company of Iowa), effective retroactively to November 1993. In April 1994, Frontier Communications of Minnesota (formerly Vista Telephone Company of Minnesota) was granted the authority by the Minnesota Public Service Commission to increase annual revenues by $4.4 million. Frontier Communications of Minnesota had previously increased rates temporarily in May 1993.

Regulatory Accounting
- ---------------------

     As discussed in Note 1 of the Notes to the Consolidated Financial Statements, the Company's regulated telephone operations comply with the provisions of Financial Accounting Standards Board Statement No. 71 (FAS 71), "Accounting for the Effects of Certain Types of Regulation." FAS 71 requires regulated entities to apply special accounting treatment to certain revenues and expenses that are recoverable through rates (prices) to be set by regulators in future periods. The applicability of FAS 71 is appropriate only if the Company expects that rates will be designed to recover costs from customers. The Company periodically reviews the criteria that would result in the discontinuance of FAS 71, including changes in the level of competition or a significant change in the manner in which rates are set by regulators. At this time, the Company believes that FAS 71 continues to be appropriate. However, if in the future it determines that FAS 71 is no longer applicable, the resulting impact to the Company's Statement of Income could be a material, extraordinary non-cash charge to earnings.

OTHER ITEMS
- -----------

     The information presented in this Management's
Discussion of Results of Operations and Analysis of Financial Condition should be read in conjunction with the Company's financial statements and accompanying Notes for the three years ended December 31, 1994.

Report of Independent
Accountants
- ---------------------

To the Shareowners of
Frontier Corporation


     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, shareowners' equity and cash flows present fairly, in all material respects, the financial position of Frontier Corporation (formerly Rochester Telephone Corporation) and its subsidiaries at December 31, 1994, 1993 and 1992, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     As discussed in Note 12 to the financial statements, during the first quarter of 1994 the Company adopted the provisions of Statement of Financial Accounting Standards
No. 112, "Employers' Accounting for Postemployment
Benefits."

     As discussed in Note 11 to the financial statements, during the first quarter of 1993 the Company adopted the provisions of Statement of Financial Accounting Standards
No. 106, "Employers' Accounting for Postretirement Benefits
Other than Pensions."

PRICE WATERHOUSE LLP

January 16, 1995
1900 Chase Square
Rochester, NY 14604

Business Segment Information

In thousands of dollars
Years ended December 31,                          1994        1993        1992
- ------------------------------------------------------------------------------
TELEPHONE OPERATIONS
Revenues
Local  service                             $   240,687  $  231,676  $  214,181
Network access service                         230,938     220,196     203,768
Long  distance network service                  25,619      26,978      29,210
Directory advertising, billing services,
  and other                                    118,221     120,459     123,112
Less:  Uncollectibles                            5,787       5,438       2,999
- ------------------------------------------------------------------------------
   Total Revenues                          $   609,678  $  593,871  $  567,272
- ------------------------------------------------------------------------------
Operating Income                           $   183,259  $  164,271  $  152,032
- ------------------------------------------------------------------------------
Depreciation                               $   101,897  $   99,995  $  100,692
- ------------------------------------------------------------------------------
Construction                               $    60,711  $   89,823  $  114,930
- ------------------------------------------------------------------------------
Identifiable Assets (1)                    $ 1,655,379  $1,398,019  $1,416,630
- ------------------------------------------------------------------------------

TELECOMMUNICATION SERVICES
Sales
Network Systems and Services:
   Non-Affiliate                           $   350,769  $  282,747  $  215,633
   Affiliate                                     8,032       6,036       1,511
Wireless Communications                         24,623      29,586      21,113
Eliminations                                    (7,610)     (5,790)     (1,480)
- ------------------------------------------------------------------------------
   Total Sales                             $   375,814  $  312,579  $  236,777
- ------------------------------------------------------------------------------

Business Segment Information cont.

In thousands of dollars
Years ended December 31,                         1994        1993         1992
- ------------------------------------------------------------------------------
Operating Income
Network Systems and Services             $     38,624  $   27,344  $    18,918
Wireless Communications                         1,307       3,256        4,110
Eliminations                                       74          74           74
- ------------------------------------------------------------------------------
   Total Operating Income                $     40,005  $   30,674  $    23,102
- ------------------------------------------------------------------------------
Depreciation                             $     15,427  $   14,816  $    13,335
- ------------------------------------------------------------------------------
Construction                             $     27,904  $   15,677  $     8,941
- ------------------------------------------------------------------------------
Identifiable Assets (1)                  $    310,760  $  281,701  $   191,989
- ------------------------------------------------------------------------------

(1) Includes intercompany accounts that are eliminated in consolidation of $205,188, $169,519, and $94,722 in 1994, 1993 and 1992, respectively.

See accompanying Notes to Consolidated Financial Statements.


Consolidated Statement of Income

In thousands of dollars,except per
share data        Years ended December 31,       1994      1993      1992
- --------------------------------------------------------------------------
Revenues and Sales
Telephone Operations                         $609,678  $593,871  $567,272
Telecommunication Services                    375,814   312,579   236,777
- --------------------------------------------------------------------------
  Total Revenues and Sales                    985,492   906,450   804,049
- --------------------------------------------------------------------------
Costs and Expenses
Operating expenses                            579,326   525,488   448,422
Cost of goods sold                             18,850    20,819    21,634
Depreciation                                  117,324   114,811   114,027
Taxes other than income taxes                  46,728    47,087    44,832
Software write-off                                  -     3,300         -
- --------------------------------------------------------------------------
  Total Costs and Expenses                    762,228   711,505   628,915
- --------------------------------------------------------------------------
Operating Income                              223,264   194,945   175,134
Interest expense                               43,594    46,550    50,066
Other income and expense:
  Allowance for funds used during construction  1,096     1,330     1,309
  Gain on sale of assets                       10,063     4,449         -
  Equity earnings (loss) from
    unconsolidated wireless interests           3,185     1,296      (661)
  Other income (expense), net                 (20,237)  (22,518)  (13,686)
- --------------------------------------------------------------------------
Income Before Taxes, Extraordinary Item
 and Cumulative Effect of
  Change in Accounting Principle              173,777   132,952   112,030
Income taxes                                   63,843    50,232    41,527
- --------------------------------------------------------------------------
Income Before Extraordinary Item
 and Cumulative Effect of
  Change in Accounting Principle              109,934    82,720    70,503
Extraordinary item, net of income taxes             -         -    (1,072)
Cumulative effect of change in accounting
 principle for postemployment benefits         (7,197)       -         -
- --------------------------------------------------------------------------
Consolidated Net Income                       102,737    82,720    69,431
Dividends on preferred stock                    1,186     1,187     1,188
- --------------------------------------------------------------------------
Income Applicable to Common Stock            $101,551  $ 81,533  $ 68,243
- --------------------------------------------------------------------------

Consolidated Statement of Income cont.

In thousands of dollars,except per
share data    Years ended December 31,           1994       1993      1992
- --------------------------------------------------------------------------
Earnings Per Common Share
Primary:
  Income before extraordinary item and
   cumulative effect of change in
   accounting principle                    $     1.50  $    1.21  $   1.04
   Extraordinary item                               -          -      (.02)
Cumulative effect of change in
 accounting principle                            (.10)         -         -
- --------------------------------------------------------------------------
Earnings Per Common Share-Primary          $     1.40  $    1.21  $   1.02
- --------------------------------------------------------------------------
Fully Diluted:
  Income before extraordinary item and
   cumulative effect of change in
   accounting principle                    $     1.50  $    1.20  $  1.04
  Extraordinary item                                -          -     (.02)
  Cumulative effect of change in
   accounting principle                          (.10)       -         -
- --------------------------------------------------------------------------
Earnings Per Common Share-Fully Diluted    $     1.40  $    1.20  $  1.02
- --------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements.

Consolidated Balance Sheet

In thousands of dollars,except per
share data        Years ended December 31,         1994       1993       1992
- -----------------------------------------------------------------------------
ASSETS
Current Assets
Cash and cash equivalents                   $   317,137   $ 31,284  $  69,347
Short-term investments                            9,047        349        634
Accounts receivable                             168,542    157,320    133,973
Material and supplies                             8,585     11,208     15,892
Prepayments and other                            25,196     21,583     21,821
- -----------------------------------------------------------------------------
   Total Current Assets                         528,507    221,744    241,667
- -----------------------------------------------------------------------------
Property, Plant and Equipment
Telephone plant in service                    1,554,856  1,561,032  1,577,985
Telephone plant under construction               36,130     33,048     36,619
- -----------------------------------------------------------------------------
                                              1,590,986  1,594,080  1,614,604
Less-Accumulated depreciation                   713,869    652,578    657,682
- -----------------------------------------------------------------------------
   Net Telephone Plant                          877,117    941,502    956,922
- -----------------------------------------------------------------------------
Telecommunications property                     168,691    153,954    140,476
Less-Accumulated depreciation                    75,944     68,265     57,723
- -----------------------------------------------------------------------------
   Net Telecommunications Property               92,747     85,689     82,753
- -----------------------------------------------------------------------------
Goodwill                                        139,572    166,283    135,964
- -----------------------------------------------------------------------------
Deferred and Other Assets                       123,008     94,983     96,591
- -----------------------------------------------------------------------------
  Total Assets                               $1,760,951 $1,510,201 $1,513,897
=============================================================================
LIABILITIES AND SHAREOWNERS' EQUITY
Current Liabilities
Accounts payable                            $   142,968 $  147,152 $  125,518
Notes payable                                       106        303      6,194
Advance billings                                 12,719     12,572     12,546
Dividends payable                                15,487     14,058     13,462
Long-term debt due within one year                4,525      3,962     59,495
Taxes accrued                                    13,495     14,729     11,480
Interest accrued                                 12,305     13,583     16,434
- -----------------------------------------------------------------------------
Total Current Liabilities                       201,605    206,359    245,129
- -----------------------------------------------------------------------------

Consolidated Balance Sheet cont.

In thousands of dollars       December 31,         1994        1993       1992
- ------------------------------------------------------------------------------
Long-Term Debt                                  578,600     492,555    525,597
- ------------------------------------------------------------------------------
Deferred Income Taxes                           111,369     116,967    118,876
- ------------------------------------------------------------------------------
Deferred Employee Benefits Obligation            46,001      16,121          -
- ------------------------------------------------------------------------------
Minority interests                                  252       3,100      2,701
- ------------------------------------------------------------------------------
Shareowners' Equity
Common stock                                     73,161      34,025     33,319
Capital in excess of par value                  266,378     201,591    174,226
Retained earnings                               460,808     418,889    391,256
- ------------------------------------------------------------------------------
                                                800,347     654,505    598,801
Less-Treasury stock, at cost                          -       2,191          -
- ------------------------------------------------------------------------------
   Common Shareowners' Equity                   800,347     652,314    598,801
Preferred stock                                  22,777      22,785     22,793
- ------------------------------------------------------------------------------
   Total Shareowners' Equity                    823,124     675,099    621,594
- ------------------------------------------------------------------------------
  Total Liabilities and Shareowners' Equity  $1,760,951  $1,510,201 $1,513,897
==============================================================================

See accompanying Notes to Consolidated Financial Statements.

Consolidated Statement of Cash Flows

In thousands of dollars Years ended December 31,   1994    1993      1992
- --------------------------------------------------------------------------
Cash Flows from Operating Activities
Net income                                     $102,737 $  82,720 $  69,431
- --------------------------------------------------------------------------
Adjustments to Reconcile Net Income to Net Cash
 Provided by Operating Activities:
  Depreciation and amortization                 136,460   132,723   121,554
  Gain on sale of assets                        (10,063)   (4,449)        -
  Equity (earnings)/loss from
    unconsolidated wireless interests            (3,185)   (1,296)      661
  Extraordinary item                                  -         -     1,564
  Cumulative effect of change in
    accounting principle                         11,072         -         -
  Minority interests                                511       399       183
  Changes in operating assets and
    liabilities, exclusive of impacts of
    purchase acquisitions:
    (Increase) in accounts receivable           (15,082)  (12,644)  (12,822)
     Decrease in material and supplies            1,824     4,728     3,253
    Decrease in prepayments and other
     current assets                                 343       229       786
    (Increase) in deferred and other assets     (14,967)   (2,423)     (360)
    Increase in accounts payable                  9,073    11,516     26,509
    Increase in advance billings                    188        26        72
    Increase (decrease) in accrued
     interest and taxes                          (5,089)    1,498    (3,182)
    Increase in deferred employee
     benefits obligation                          6,958    14,302         -
    Increase (decrease) in deferred
     income taxes                                (8,325)    1,308      8,545
- ----------------------------------------------------------------------------
Total Adjustments                               109,718   145,917    146,763
- ----------------------------------------------------------------------------
   Net Cash Provided by Operating Activities    212,455   228,637    216,194
- ----------------------------------------------------------------------------
Cash Flows from Investing Activities
Expenditures for property, plant
 and equipment                                  (87,042) (102,156)  (123,847)
(Increase) decrease in investment securities    (11,386)    8,610      2,980
Investment in cellular                           (3,939)   (4,342)      (665)
Proceeds from asset sales                           866     1,006          -
Investment in nonaffiliated entities               (713)   (1,161)         -
Purchase of companies                            (4,355)  (11,343)         -
Proceeds from sale of company                    55,689         -          -

Consolidated Statement of Cash Flows cont.

In thousands of dollars
Years ended December 31,                           1994      1993      1992
- ---------------------------------------------------------------------------
Other investing activities                          343       264          -
- ----------------------------------------------------------------------------
 Net Cash (Used in) Investing Activities        (50,537) (109,122)  (121,532)
- ----------------------------------------------------------------------------

Cash Flows from Financing Activities
Net increase (decrease) in notes payable           (197)   (5,806)       184
Proceeds from long-term debt                    120,485    35,500        980
Repayments of long-term debt                    (43,071) (130,063)   (19,585)
Dividends paid                                  (59,388)  (54,492)   (51,582)
(Purchase) issuance of treasury stock             2,302    (2,744)         -
Issuance of common stock                        103,812        35          -
Redemptions of preferred stock                       (8)       (8)       (10)
  Net Cash Provided by (Used in)
   Financing Activities                         123,935  (157,578)   (70,013)
- ----------------------------------------------------------------------------
Net Increase (Decrease) in Cash and
 Cash Equivalents                               285,853   (38,063)    24,649
Cash and Cash Equivalents at Beginning of Year   31,284    69,347     44,698
- ----------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year       $317,137  $ 31,284   $ 69,347
============================================================================

See accompanying Notes to Consolidated Financial Statements.



Consolidated Statement of Shareowners' Equity
In thousands of dollars, except share data         1994     1993     1992
- --------------------------------------------------------------------------
Common Stock
300,000,000 shares authorized, par value $1.00
Balance, January 1 (shares issued
 1994-34,024,532; 1993-33,318,943;
 1992-33,323,165)                               $34,025 $ 33,319  $ 33,323
Equity offering (1994-2,549,087)                  2,549        -         -
Stock split (1994-36,573,619 shares)             36,574        -         -
Retirement of treasury stock (1992-63 shares)         -        -         -
Other subsidiary acquisitions
 (1993-697,623 shares; 1992-4,850 shares)             -      698        (5)
Exercise of stock options (1994-13,595 shares;
 1993-1,109 shares)                                  13        1         -
Conversion of:
  4 3/4% Convertible debentures (1993-6,857 shares;
    1992-691 shares)                                  -        7         1
- ----------------------------------------------------------------------------
Balance, December 31 (shares issued
 1994-73,160,833; 1993-34,024,532;
 1992-33,318,943)                                73,161   34,025    33,319
- ---------------------------------------------------------------------------
Capital in Excess of Par Value
Balance, January 1                              201,591  174,226   174,358
Equity offering                                 101,565        -         -
Stock split                                     (36,574)       -         -
Stock issuance expenses                            (545)       -         -
Issuance/retirement of treasury stock               111        -        (2)
Other subsidiary acquisitions/divestitures            -   27,259      (137)
Exercise of stock options                           230       34         -
Conversion of:
  4 3/4% Convertible debentures                       -       72         7
- ---------------------------------------------------------------------------
Balance, December 31                            266,378  201,591   174,226
- ---------------------------------------------------------------------------
Retained Earnings
Balance, January 1                              418,889  391,256   373,949
Net income                                      102,737   82,720    69,431
Dividends declared in cash:
  Preferred stock at required annual rates       (1,186)  (1,187)   (1,188)
  Common stock                                  (59,632) (53,900)  (50,936)
- --------------------------------------------------------------------------
Balance, December 31                            460,808  418,889   391,256
- --------------------------------------------------------------------------


Consolidated Statement of Shareowners' Equity cont.

In thousands of dollars, except share data         1994     1993     1992
- --------------------------------------------------------------------------
Less-Treasury Stock, at Cost
Balance, January 1 (1994-56,413; 1992-63)         2,191        -         2
Common shares repurchased for acquisitions
 (1993-304,720)                                       -   12,572         -
Retirement of treasury stock (1992-63)                -        -        (2)
Common shares reissued for acquisitions/
 equity offering (1994-56,413; 1993-248,307)     (2,191) (10,381)        -
- ---------------------------------------------------------------------------
Balance, December 31 (1993-56,413 shares)             -    2,191          -
- ---------------------------------------------------------------------------
Common Shareowners' Equity                      800,347  652,314   598,801
Preferred Stock
Balance, January 1 (shares outstanding
 1994-227,848; 1993-227,928; 1992-228,025)       22,785   22,793    22,803
Redemptions                                          (8)      (8)      (10)
- ---------------------------------------------------------------------------
Balance, December 31 (shares outstanding
 1994-227,768; 1993-227,848; 1992-227,928)       22,777   22,785    22,793
- --------------------------------------------------------------------------
    Total Shareowners' Equity                  $823,124 $675,099  $621,594
==========================================================================

See accompanying Notes to Consolidated Financial Statements.

         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   Summary of Significant Accounting Policies


     Consolidation-The consolidated financial statements include the accounts of Frontier Corporation, formerly Rochester Telephone Corporation, and its affiliates (the Company). Intercompany transactions have been eliminated except for intercompany profit on regulated Company purchases (affiliate sales) from Telecommunication Services. In the opinion of management, prices charged by Telecommunication Services are comparable to prices the regulated companies would be required to pay other suppliers.

     Basis of Accounting-The accounting policies of Frontier Corporation and its affiliates are in conformity with generally accepted accounting principles. In accordance with the provisions of Financial Accounting Standards Board Statement No. 71 (FAS 71), "Accounting for the Effects of Certain Types of Regulation," the Company conforms to the accounting principles as prescribed by federal and various state regulatory bodies, where applicable. The provisions of FAS 71 require, among other things, that regulated enterprises reflect rate actions of regulators in their financial statements, when appropriate. These rate actions can provide reasonable assurance of the existence of an asset, reduce or eliminate the value of an asset, or impose a liability on a regulated enterprise.

     Material and Supplies-Material and supplies are stated at the lower of cost or market, based on weighted average unit cost. The caption "Cost of Goods Sold" relates to certain sales of Telecommunication Services equipment which amounted to $28.0 million, $29.5 million and $32.2 million in 1994, 1993, and 1992, respectively.

     Telephone Plant-Additions to and replacements of telephone plant are capitalized at original cost, including the costs for benefits and supervision applicable to construction labor. The cost of depreciable property units retired, plus removal costs, less salvage is charged to accumulated depreciation. Replacements, renewals and betterments of units of property are capitalized.
Replacement of items not considered units of property and all repairs and maintenance are charged to operating expense.

     Telecommunication Property-Property is recorded at cost. Improvements that significantly add to productive capacity or extend useful life are capitalized, while maintenance and repairs are expensed. Upon retirement or disposal of assets, the cost and related accumulated depreciation are removed from the accounts and the gain or loss, if any, is reflected in earnings for the period.

     Depreciation-Depreciation is computed on the straight-line method using estimated service lives of the various classes of plant. The range of service lives for property, plant and equipment is as follows:

     Furniture and fixtures            12 to 20 years
     Central office, switches and
        network equipment              10 to 20 years
     Local and toll service lines      27 to 35 years
     Station equipment                 10 to 21 years
     Buildings and building
     improvements                       5 to 35 years

     Goodwill-The excess of the cost of companies purchased over the net assets acquired is being amortized on a straight-line basis over 25 to 40 years. Accumulated amortization is $20.1 million, $15.6 million and $10.4 million at the end of 1994, 1993, and 1992, respectively.
Management continually reviews the appropriateness of the carrying value of the excess acquisition cost of its subsidiaries and the related amortization periods.

     Service Pensions and Benefits-The Company has contributory and noncontributory plans providing for service pensions and certain death benefits for substantially all employees. The plans also provide disability pensions and sickness, accident and death benefits (resulting from accidents occurring during employment) for all employees, which are paid and charged to current operating expense. The Company's provisions for service pensions and certain death benefits are remitted, at least annually, to the trustees.
In addition to providing pension benefits, the Company provides health care, life insurance, and certain other retirement benefits for many of its employees.

     Fair Value of Financial Instruments-Cash and cash equivalents are valued at their carrying amounts, which are reasonable estimates of fair value. The fair value of long-term debt is estimated using rates currently available to the Company for debt with similar terms and maturities.
The fair value of all other financial instruments approximates cost as stated.

     Federal Income Taxes-The Company files a consolidated federal income tax return.

     Tax deferrals resulting from the elimination of gross profit on intercompany sales in the consolidated tax return are amortized to offset income taxes to be paid over the cost recovery periods of telephone plant.

     Deferred income taxes are provided by the unregulated operations on items recognized for financial reporting purposes in different periods than are recognized for income tax purposes. Deferred income taxes are recorded by regulated operations in compliance with the normalization provisions of current tax law and regulatory orders. The major temporary differences reflected in the deferred tax liability are depreciation and investment tax credits. Excess deferred taxes applicable to Telephone Operations are amortized in compliance with the normalization provisions of current tax law and regulatory orders. This amortization is normalized over the same time period as the related asset generating the deferral.

     Deferred income taxes have not been provided by Telephone Operations for the flow-through of temporary differences where the regulatory agencies permit only income taxes actually paid to be recognized. At December 31, 1994, the cumulative balance of tax reductions not previously offset by provisions for deferred federal income taxes amounted to $42 million. Similarly, the cumulative balance of tax reductions not previously offset by provision for deferred state income taxes amounted to $19 million at December 31, 1994. A deferred tax liability and a long-term deferred asset have been recorded to reflect the impact applicable to these cumulative reductions and the future revenue to be recovered when these taxes become payable.

     Allowance for Funds Used During Construction-The Company includes in its telephone plant accounts an imputed cost of debt and equity funds used for the construction of telephone plant and credits such amounts to other income. The rates used in determining the allowance for funds used during construction are based on the assumption that construction funds are provided from sources of capital in the same proportion as each telephone company's capital structure.

     The rates used to calculate the allowance for funds used during construction for companies in Telephone Operations during 1994 ranged from 6 percent to 10.68 percent.

     Earnings Per Share-Primary earnings applicable to each share of common stock and common stock equivalent are based on the weighted average number of shares outstanding during each year. The average number of common shares outstanding for each period was: 72,575,206 in 1994, 67,453,438 in 1993 and 66,637,904 in 1992.

     Computations of earnings per share on a fully diluted basis are determined by increasing the average outstanding common shares for contingent issuances that would reduce earnings per share. In computing the per share effect of the assumed conversions, convertible debenture interest (net of income taxes) has been added to income applicable to common stock. The number of common shares used to compute earnings per share on a fully diluted basis for each period was: 72,821,707 in 1994, 67,972,016 in 1993 and 67,165,512 in
1992.

     Cash Flows-For purposes of the Statement of Cash Flows, the Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

     Actual interest paid was $44.9 million in 1994, $49.4 million in 1993 and $48.4 million in 1992. Actual income taxes paid were $76.0 million in 1994, $46.6 million in 1993 and $37.2 million in 1992.

     Stock Split-In November 1993, the Board of Directors approved a 2-for-1 split of the common stock of the Company effected in the form of a 100 percent stock dividend with no change in the $1.00 per share par value. The New York State Public Service Commission (PSC) approved the stock split in March 1994 and distribution of certificates began on April 29, 1994. Historical share and per share data have been retroactively adjusted to reflect the split where appropriate.


2.   Acquisitions

     In April 1993, the Company acquired 70 percent ownership of the Utica-Rome Cellular Partnership using 702,737 shares of original issue common stock (prior to the April 1994 stock split). The transaction was accounted for as a purchase acquisition. In addition, the Telecommunication Services group acquired Budget Call Long Distance, Inc. in June 1993 for $7.5 million in cash and acquired Frontier Communications of the Mid Atlantic, Inc. (formerly Mid Atlantic Telecom, Inc.) in September 1993 using 143,587 shares of treasury stock (prior to the April 1994 stock split). Both transactions were accounted for as purchase acquisitions.

     In 1992, the Company acquired Frontier Communications of Georgia (formerly Statesboro Telephone Company) and accounted for the acquisition as a pooling of interests. Revenues and net income for the period January 1, 1992 to the acquisition date for Frontier Communications of Georgia were $6.1 million and $1.2 million, respectively. A total of 1.5 million shares of common stock (prior to the April 1994 stock split) were exchanged for all of the outstanding stock of Frontier Communications of Georgia.

3.   Upstate Cellular Network

     In March 1993, the Company signed a definitive agreement with a subsidiary of NYNEX Corporation to form a cellular supersystem joint venture in upstate and western New York State to provide cellular telephone customers with expanded geographic coverage. The supersystem includes the cellular markets in Buffalo, Rochester, Syracuse, Utica-Rome and New York Rural Service Area #1, which includes Jefferson, St. Lawrence, and Lewis counties. The structure of the transaction is a 50/50 joint venture partnership, with Frontier as the managing partner. The Upstate Cellular Network (UCN) joint venture began operating on July 1, 1994.

     In accordance with generally accepted accounting principles (GAAP), revenues, expenses and operating income in the Consolidated Statement of Income and Business Segment Information reflect results of wireless operations for only the affiliates in which the Company has an ownership interest of greater than 50 percent. The formation of UCN in July 1994 caused the Company to adopt the equity method of accounting for the financial results of the UCN cellular interests, reflecting only its proportionate share of earnings in the other income and expense section of the Consolidated Statement of Income. Consequently, the Consolidated Statement of Income and Business Segment Information, beginning with third quarter 1994 results, no longer reflect the revenues, expenses and operating income of the Company's New York State wireless properties.

     In order to provide more complete information about the Company's involvement in Wireless Communications, the following table sets forth unaudited, summarized financial data for this business segment. This table reflects both a full 100 percent consolidation and a proportionate share consolidation of entities in which the Company has a significant ownership interest or acts as managing partner. The proportionate results presented reflect the Company's ownership percentage of cellular interests consolidated for financial reporting purposes and the Company's ownership percentage of its significant unconsolidated cellular interests (which are accounted for on the equity method for financial reporting purposes).

                                     Total Properties Managed                     Frontier
                                     Assuming 100% Ownership               Proportionate Share (a)
                                     -----------------------        -----------------------------
Dollars in thousands
 (Unaudited)                        1994         1993       1992       1994       1993       1992
- -------------------------------------------------------------------------------------------------


Net Revenues - Wireless          $67,125     $36,900     $25,943    $35,602    $27,352    $19,767
- -------------------------------------------------------------------------------------------------

Operating Expenses                38,203      21,361      14,903     20,074     15,319     10,826
Cost of Goods Sold                 9,787       6,590       4,205      5,582      5,078      3,231
Depreciation                       6,688       3,648       2,620      3,276      2,165      1,654
Taxes Other Than Income            2,580       1,409       1,079      1,303      1,086        847
Taxes
- -------------------------------------------------------------------------------------------------

 Total Costs and  Expenses        57,258      33,008      22,807     30,235     23,648     16,558
- -------------------------------------------------------------------------------------------------

Operating Income - Wireless     $  9,867    $  3,892    $  3,136   $  5,367   $  3,704   $  3,209
- -------------------------------------------------------------------------------------------------

Number of Subscribers            146,614      58,097      37,616     60,357     44,869     30,397
Total Pops                     4,198,000   2,081,705   1,733,968  1,710,625  1,328,980  1,088,885


(a)  At  December  31, 1994, the Company's proportionate ownership interests  in the  various partnerships it manages were:  50% of UCN (which includes 100%
     of  Buffalo, 100% of Utica-Rome, 85% of Rochester, 55% of Syracuse, 40%  of
     NY  RSA #1, and 100% of PageCo), 70% of Alabama RSA #4 and #6, and 22.5% of
     NY  RSA  #3.   At December 31, 1993, the Company's proportionate  ownership interests were 85% of Rochester, 70% of Utica-Rome, 100% of PageCo, 70%  of
     Alabama  RSA #4 and #6, and 22.5% of NY RSA #3.  At December 31, 1992,  the
     Company's proportionate ownership interests were 85% of Rochester,  50%  of
     Alabama RSA #4 and #6, 100% of PageCo and 20% of NY RSA #3.


4.   Other Income (Expense), Net

     The major components included in this caption are as follows (amounts in thousands):

Income (Expense)
                                  1994      1993       1992
- -----------------------------------------------------------
Interest income                 $6,676 $   1,659   $  2,257
Joint venture income               749       727      1,682
Goodwill amortization           (3,078)   (3,928)    (3,692)
Corporate expenses             (20,066)  (14,707)   (10,267)
Miscellaneous income
 (expense), net                 (4,518)   (6,269)    (3,666)
- -----------------------------------------------------------
Total                         ($20,237) ($22,518)  ($13,686)
- -----------------------------------------------------------

5.   Extraordinary and Unusual Items

     In May 1994, the Company completed the sale of Minot Telephone Company in Minot, North Dakota to a subsidiary of the Souris River Telecommunications Cooperative. Minot Telephone was the Company's only holding in North Dakota and the Company had reassessed its prospects for expansion in North Dakota. The sale of Minot Telephone Company resulted in a $7.1 million after-tax gain, or $.10 per share.

     As part of the Rochester, New York operating company's Settlement Agreement with the PSC finalized in the third quarter of 1993, the Company agreed to write-off one-half of the costs ($3.3 million) previously deferred as part of a project to redesign customer account records, order flow and customer billing systems. The costs were incurred from January 1990 to December 1992 and the project was abandoned after it was determined that the cost to complete it was substantially greater than initially estimated. The remaining one-half of the costs previously deferred are being amortized to expense and recovered in rates. This charge is reflected on the Consolidated Statement of Income in the caption "Software write-off."

     In December 1992, the Executive Committee of the Board of Directors approved the refinancing of the $40 million Series H, 9 1/2 percent first mortgage bonds. The Company recorded a charge of $1.1 million (net of taxes of $.5 million) in 1992 relating to the write-off of the call premium, the remaining initial discount and associated expenses of the transaction. The bonds were retired in January 1993 using internally generated cash and the private placement of $35 million of debt at a telephone subsidiary.


6.   Property, Plant and Equipment

     Major classes of property, plant, and equipment are
summarized below:
In thousands of dollars        1994       1993       1992
- -----------------------------------------------------------
Land and Buildings         $103,235  $  107,165  $  105,928
Local and Toll Service
 Lines                      752,366     743,028     718,866
Central Office Equipment    584,434     583,928     572,507
Station Equipment            33,926      34,740      96,549
Switching and Network
 Facilities                 119,598     106,701      92,080
Furniture, Office
 Equipment, Vehicles,
  Tools, etc.               129,988     139,424     132,531
Plant Under Construction     36,130      33,048      36,619
Less:  Accumulated
 Depreciation               789,813     720,843     715,405
                           $969,864  $1,027,191  $1,039,675

7.   Notes Payable and Lines of Credit

At December 31, the Company had outstanding notes payable as follows:

In thousands of dollars    Amount         Interest Rate
- --------------------------------------------------------
     1992                  $ 6,194         4.00% - 9.00%
     1993                  $   303         6.00% - 9.00%
     1994                  $   106                 9.00%

     Also at December 31, 1994, the Company had $165 million of unused bank lines of credit, which were available for general corporate purposes. Of the $165 million, $125 million is available to provide support for commercial paper borrowings. No compensating balances are required and the commitment fees are .05 percent of the unused portion of the $125 million facility.


8.  Long-Term Debt

In thousands of dollars
     At December 31,               1994       1993       1992
- ---------------------------------------------------------------
First Mortgage Bonds
  Series E, 4 3/4%, due
   September 1, 1993                  -        -     $ 12,000 (a)
  Series F, 4 1/2%,
   due May 1, 1994                   -        -        18,000 (a)
  Series G, 7 5/8%,
   due March 1, 2001                 -         -       30,000 (a)
  Series H, 9 1/2%,
   due March 1, 2005                 -         -       40,000 (b)
  Frontier Communications
    of Minnesota, Inc.(formerly
    Vista Telephone Company of
    Minnesota) Senior
    Notes, 7.61%,
    due February 1, 2003      $  35,000 $  35,000           -
Rural Electrification
 Administration debt, 2%-9%
  due 1993 to 2026               77,045   80,667       85,048
Other debt issued by
 affiliates, 7.5%-12 3/4%           -          -       15,840
- --------------------------------------------------------------
                              112,045(c) 115,667      200,888
- --------------------------------------------------------------
Debentures
  4 3/4% Convertible,
   due March 1, 1994                  -        -          137 (d)
  10.46% Convertible,
    due October 27, 2008        5,300(e)   5,300        5,300
  9%, due January 1, 2020      69,785(f) 100,000      100,000
  9%, due August 15, 2021     100,000    100,000      100,000
- --------------------------------------------------------------
                              175,085    205,300     205,437
- --------------------------------------------------------------


8. Long-Term Debt

In thousands of dollars
     At December 31,               1994     1993        1992
- ---------------------------------------------------------------
Medium-Term Notes,
   8.77% - 9.30%,
   due 2000 to 2004            179,000    179,000      179,000
Revolving Credit and
 Term Loan Agreements          120,000(g)       -        3,200
- --------------------------------------------------------------
Sub-total                      586,130(h) 499,967      588,525
Less-Discount on long-term
 debt, net of premium            3,005      3,450        3,433
  Current portion of
   long-term debt                4,525      3,962       59,495
- --------------------------------------------------------------

Total Long-Term Debt          $578,600   $492,555     $525,597
- --------------------------------------------------------------

     (a) In July 1993, the Company redeemed all of its Series E, F and G First Mortgage Bonds.

     (b) In December 1992, the Company entered into an agreement to repurchase its Series H $40 million, 9 1/2%, First Mortgage Bonds on January 15, 1993.
     The bonds were originally due March 1, 2005.
     As such, these bonds were reclassified from long-term to short-term at December 31, 1992. (See Note 5.)

     (c) Certain assets of Telephone Operations are pledged as security for Mortgage Bonds, Rural Electrification
     Administration debt and other debt.

     (d) In December 1992, the Company called its 4 3/4% convertible debentures. As such, they were reclassified from long-term to short-term debt at December 31, 1992. The redemption of these debentures occurred in January 1993. Prior to redemption, the debentures were convertible at any time into common stock at $5.75 per share subject to certain adjustments. During 1993, $79,000 face value of the debentures were converted into 13,714 shares of common stock and in 1992, $8,000 face value of the debentures were converted into 1,382 shares.


     (e) The debenture is convertible into common stock at any time after October 26, 1998 for $10.5375 per share.
     A total of 502,966 shares of common stock are reserved for such conversion.

     (f) In December 1994, the Company redeemed $30.2 million of its 9% debentures due January 1, 2020. This redemption was consummated through an open market purchase at a price of 99 percent of face value.

     (g)  On December 19, 1994, the Company entered into a
     Revolving Credit Agreement with seven commercial banks as part of its implementation of the Open Market Plan
     Agreement. The agreement established a $160 million secured line of credit until December 18, 1999. The debt is secured by the assets owned as of January 1, 1995 by Rochester Telephone Corp. Commitment fees during the revolving loan period are .08 percent per year on the outstanding commitment. Interest on amounts drawn down are based on either the prime rate, the London Interbank Offered Rate (LIBOR) plus .17 percent, or a competitive bid rate. On December 29, 1994, the Company drew down $120 million under this facility at LIBOR plus .17 percent, which resets monthly over the five year period of the loan.

     (h)  In accordance with Financial Accounting Standards
     Board Statement No. 107 (FAS 107), "Disclosures about
     Fair Value of Financial Instruments," the Company estimates that the fair value of the debt, based on rates currently available to the Company for debt with similar terms and remaining maturities, is $597.3 million.

     At December 31, 1994, aggregate debt maturities were:

     In thousands of
      dollars      1995     1996    1997   1998      1999
     -----------------------------------------------------

                 $4,525   $4,663  $4,511 $4,408  $124,500
     -----------------------------------------------------


9.   Income Taxes

The provision for income taxes consists of the following:

In thousands of dollars        1994       1993       1992
- ----------------------------------------------------------
Federal:
     Current                $65,978    $45,013    $28,394
     Deferred                (8,353)       391      8,253
- ----------------------------------------------------------
                             57,625     45,404     36,647
- ----------------------------------------------------------
State:
     Current                  6,190      3,911      4,663
     Deferred                    28        917        217
- ----------------------------------------------------------
                              6,218      4,828      4,880
- ----------------------------------------------------------
Total income taxes          $63,843     $50,232   $41,527
- ----------------------------------------------------------

The reconciliation of the federal statutory income tax rate with the effective income tax rate reflected in the financial statements is as follows:



In thousands of
 dollars             1994              1993           1992
- -----------------------------------------------------------
Federal income
 tax expense
 at statutory rate $58,645 35.0%  $44,844  35.0%  $36,431  34.0%
Accelerated
 depreciation        2,699  1.6     2,656   2.0     2,415   2.3
Investment tax
 credit             (1,964)(1.2)   (2,044) (1.6)   (2,223) (2.1)
Miscellaneous       (1,755)(1.0)      (52)   -         24   -
- --------------------------------------------------------------
Total federal
 income tax        $57,625 34.4%  $45,404  35.4%  $36,647 34.2%
- --------------------------------------------------------------

     As a result of the Revenue Reconciliation Act of 1993, the 1993 income tax provision includes the impact of the federal tax rate increase from 34 percent to 35 percent.
The impact amounts to approximately $2 million, of which approximately $400,000 is attributable to prior years.

Deferred tax liabilities (assets) are comprised of the following at December 31:

In thousands of dollars       1994          1993         1992
- --------------------------------------------------------------
Accelerated depreciation   $150,069     $153,910     $152,230
Investment tax credit         5,354        6,828        8,047
Miscellaneous                 7,386        8,734       10,137
- -------------------------------------------------------------
Gross deferred tax
 liabilities                162,809      169,472      170,414
- -------------------------------------------------------------

Basis adjustment - purchased
  telephone companies        (31,851)     (42,741)   (45,368)
Employee Benefits Obligation (12,955)      (5,415)       -
Deferred compensation         (1,664)      (1,648)    (1,081)
Other                         (4,970)      (2,701)    (5,089)
- -------------------------------------------------------------
Gross deferred tax assets    (51,440)     (52,505)   (51,538)
- -------------------------------------------------------------
Total Deferred Income Taxes  $111,369     $116,967   $118,876
- -------------------------------------------------------------
     Gross profit on affiliate sales to telephone companies is deferred by Telecommunication Services and is amortized to offset income taxes to be paid over the cost recovery periods of the telephone plant. The amortization of gross profit deferred in prior years exceeded current year deferrals by $332,000 in 1994, $558,000 in 1993 and $927,000 in 1992 resulting in deferred tax reversals of $116,000, $195,000 and $315,000, respectively.

10.  Service Pensions and Benefits

     The Company provides retirement benefits for substantially all employees through various contributory and non-contributory defined benefit pension plans. Benefits, in general, are based on years-of-service and average salary.

     The majority of the Company's pension plans have plan assets that exceed accumulated benefit obligations. There are certain plans, however, with accumulated benefit obligations which exceed plan assets. The following tables summarize the funded status of the Company's pension plans and the related amounts that are recognized in the Consolidated Balance Sheet.

                         Plans for    Plans for
                         which assets which
                         exceed       accumulated
December 31, 1994        accumulated  benefits
In thousand of dollars   benefits     exceed assets Total
- ---------------------------------------------------------
Actuarial present value
  of benefit obligations:
 Vested benefit
   obligation           $294,140   $ 15,494     $309,634
 Accumulated benefit
  obligation            $308,432   $ 17,223     $325,655
- ---------------------------------------------------------
Plan assets at fair value,
 primarily fixed income
 securities and
  common stock          $373,446  $   6,641     $380,087
Projected benefit
 obligation             (326,858)   (20,774)    (347,632)
- ---------------------------------------------------------
Funded status             46,588    (14,133)      32,455
Unrecognized net
 (gain)/loss             (23,244)     2,980      (20,264)
Unrecognized net
transition asset          (3,935)        18       (3,917)
Unrecognized prior
 service cost              6,563      5,240       11,803
Adjustment required to
 recognize minimum liability   -     (4,728)      (4,728)
- ---------------------------------------------------------
Pension asset (liability)
 reflected in Consolidated
 Balance Sheet          $ 25,972   $(10,623)    $ 15,349
=========================================================

                         Plans for    Plans for
                         which assets which
                         exceed       accumulated
December 31, 1993        accumulated  benefits
In thousand of dollars   benefits     exceed assets Total
- ---------------------------------------------------------
Actuarial present value
  of benefit obligations:
 Vested benefit
  obligation            $280,941     $2,626     $283,567
 Accumulated benefit
  obligation            $304,359     $2,657     $307,016
- ---------------------------------------------------------
Plan assets at fair value,
 primarily fixed income
 securities and
  common stock          $395,698     $2,143     $397,841
Projected benefit
 obligation             (350,946)    (3,119)    (354,065)
- ---------------------------------------------------------
Funded status             44,752       (976)      43,776
Unrecognized net
 (gain)/loss             (29,311)       582      (28,729)
Unrecognized net
 transition asset         (5,291)      (151)      (5,442)
Unrecognized prior
 service cost              9,018        209        9,227
- ---------------------------------------------------------
Pension asset (liability)
 reflected in Consolidated
 Balance Sheet          $ 19,168   $  (336)     $ 18,832
=========================================================

                         Plans for    Plans for
                         which assets which
                         exceed       accumulated
December 31, 1992        accumulated  benefits
In thousand of dollars   benefits     exceed assets Total
- ---------------------------------------------------------
Actuarial present value
  of benefit obligations:
 Vested benefit
 obligation             $240,147    $ 3,160     $243,307
 Accumulated benefit
  obligation            $254,592    $ 3,301     $257,893
- ---------------------------------------------------------
Plan assets at fair value,
 primarily fixed income
 securities and common
  stock                 $367,841  $   2,870     $370,711
Projected benefit
 obligation             (312,169)    (4,166)    (316,335)
- ---------------------------------------------------------
Funded status             55,672     (1,296)      54,376
Unrecognized net
 (gain)/loss             (42,977)       405      (42,572)
Unrecognized net
 transition asset         (4,732)      (209)      (4,941)
Unrecognized prior
 service cost              6,058      1,013        7,071
- ---------------------------------------------------------
Pension asset (liability)
 reflected in Consolidated
 Balance Sheet           $14,021  $    (87)     $ 13,934
=========================================================

The net periodic pension cost consists of the following:

In thousands of dollars
Year Ended December 31,     1994      1993           1992
- ----------------------------------------------------------
Service cost-benefits earned
 during the period      $  7,934  $  7,758       $  7,033
Interest cost on projected
 benefit obligation       25,565    23,932         23,123
Actual return on
 plan assets               2,229   (40,484)       (24,860)
Net amortization and
 deferral                (37,863)    7,623         (9,033)
- ----------------------------------------------------------
Net periodic pension cost
 determined under FAS 87  (2,135)   (1,171)        (3,737)
Amount expensed due to
 regulatory agency actions(1,743)   (1,537)         6,787
- ----------------------------------------------------------
Net periodic pension
 cost (benefit)
 recognized              ($3,878)  ($2,708)      $  3,050
==========================================================

     The projected benefit obligation at December 31, 1994 was determined using an assumed weighted average discount rate of 8.5 percent and an assumed weighted average rate of increase in future compensation levels of 5.5 percent. The weighted average expected long-term rate of return on plan assets was assumed to be 9.0 percent. The unrecognized net transition asset as of January 1, 1987 is being amortized over the estimated remaining service lives of employees, ranging from 12 to 26 years.

     The Company's funding policy is to make contributions for pension benefits based on actuarial computations which reflect the long-term nature of the pension plan. However, under Financial Accounting Standards Board Statement No. 87
(FAS 87), "Employers' Accounting for Pensions," the development of the projected benefit obligation essentially is computed for financial reporting purposes and may differ from the actuarial determination for funding due to varying assumptions and methods of computation.

     During 1994, 1993 and 1992, the Company funded $ 1.0 million, $.2 million and $4.8 million, respectively, for employees' service pensions and certain death benefits.

     On November 30, 1992, a voluntary pension incentive plan was offered to the Rochester, New York operating company's employees who were pension-eligible and retired on or before December 31, 1992. A 7.5 percent additional pension benefit will supplement the normal pension benefit for up to five years or until age 65, whichever is earlier. Accordingly, pension costs for the fourth quarter of 1992 included a one-time charge of $.8 million. Payments will be made from pension plan assets.

     The Company has established a rabbi trust separate from the pension plan assets to provide funding for the benefits payable under its Supplemental Management Pension Plan ("SMPP"). The SMPP is a defined benefit plan under which the Company will pay supplemental pension benefits to key executives in addition to amounts received under the Company's retirement plan. The trust is irrevocable and assets contributed to the trust can only be used to pay such benefits with certain exceptions. The assets held in trust at December 31, 1994 amounted to $7.1 million consisting of primarily fixed income securities and common stock.

     The Company also sponsors a number of defined contribution plans. The most significant plan covers substantially all non-union employees, who make contributions through payroll deduction. The Company matches up to 75 percent of that contribution up to 6 percent of gross compensation. The total cost recognized for all defined contribution plans was $4.8 million for 1994 and $4.1 million for 1993.


11.  Postretirement Benefits Other Than Pensions

     The Company provides health care, life insurance, and certain other retirement benefits for substantially all employees. Effective January 1, 1993, the Company adopted Financial Accounting Standards Board Statement No. 106 (FAS
106), "Employers' Accounting for Postretirement Benefits Other Than Pensions." FAS 106 requires that employers reflect in current expenses an accrual for the cost of providing postretirement benefits to current and future retirees. Prior to 1993, the Company recognized these costs as they were paid. Plan assets consist principally of life insurance policies and money market instruments.

     In adopting FAS 106, the Company elected to defer the recognition of the accrued obligation of $125 million over a period of twenty years. For 1993, the adoption of this standard resulted in additional operating expenses in the amount of $7.8 million, net of a deferred income tax benefit of $4.1 million.

     However, a substantial portion of this increase was offset by a change in accounting for pensions for rate making purposes at the Rochester, New York operating company. The change requires that the company amortize, over a ten year period, the cumulative amount of pension funding from January 1, 1987 over the amount of pension expense which would have been recognized through December 31, 1992 under FAS 87, reducing pension expense throughout the amortization period. The net impact of adopting FAS 106 and recording the accounting change for FAS 87 actually resulted in $3.8 million of additional operating expenses, net of the income tax benefit, in 1993.

     The funded status of the plans is as follows:

In thousands of dollars
     December 31,                        1994        1993
- ----------------------------------------------------------
Accumulated postretirement benefit
   obligation (APBO) attributable to:
     Retirees                       $  79,935  $  63,749
Fully eligible plan
      participants                     22,812     44,399
- ----------------------------------------------------------
     Other active plan
      participants                     28,877     34,892
     Total APBO                       131,624    143,040
Plan assets at fair value               5,545      3,944
- ----------------------------------------------------------
APBO in excess of plan assets         126,079    139,096
Unrecognized transition obligation   (109,730)  (117,706)
Unrecognized net prior
 service cost                          (6,003)    (1,458)
Unrecognized net gain (loss)           15,502     (3,811)
- ----------------------------------------------------------
Accrued postretirement benefit
 obligation                           $25,848     $16,121
- ----------------------------------------------------------

     The components of the estimated postretirement benefit cost are as follows:

In thousands of dollars
December 31,                            1994         1993
- ----------------------------------------------------------
Service cost                        $ 1,323       $ 2,746
 Interest on accumulated
  postretirement                      9,666        10,046
  benefit obligation
 Amortization of transition
  obligation                          6,094         6,241
 Return on plan assets                 (385)         (290)
 Amortization of prior service cost     383             -
 Amortization of gains and losses      (704)            -
- ----------------------------------------------------------
 Net postretirement benefit cost    $16,377       $18,743
- ----------------------------------------------------------

     To estimate these costs, health care costs were assumed to increase 11.2 percent in 1995 with the rate of increase declining consistently to 5.75 percent by 2006 and thereafter. The weighted discount rate and salary increase rate were assumed to be 8.5 percent and 5.5 percent, respectively. The expected long-term rate of return on plan assets was 9.0 percent. If the health care cost trend rates were increased by one percentage point, the accumulated postretirement benefit health care obligation as of December 31, 1994 would increase by $14.7 million while the sum of the service and interest cost components of the net postretirement benefit health care cost for 1994 would increase by $1.3 million.

12.  Postemployment Benefits

     In 1992 the Financial Accounting Standards Board released Statement No. 112 (FAS 112), "Employers' Accounting for Postemployment Benefits" which was required to be implemented by January 1, 1994. FAS 112 requires that the projected future costs of providing postemployment, but pre-retirement, benefits, such as disability, pre-pension leave (salary continuation) and severance pay, be recognized as an expense as employees render service rather than when the benefits are paid.

     The Company adopted the provisions of FAS 112 effective January 1, 1994. The Company recognized the obligation for postemployment benefits through a cumulative effect charge to net income of $7.2 million, net of taxes of $3.9 million. The adoption of FAS 112 is not expected to significantly impact future operating expense or the Company's cash flow.


13.  Stock Offering

     In February 1994, the Company sold 5.4 million shares of its common stock at $42 per share in a public offering. As part of the offering, 2.5 million new primary shares were issued and sold directly by the Company and 2.9 million shares were sold by C FON Corporation, a subsidiary of Sprint Corporation. All share and per share data is prior to the 2-for-1 stock split in April 1994.


14.  Stock Option Plans

     In 1992, the Company implemented a Directors Stock Option Plan and an Executive Stock Option Plan ("Plans"). Under the original Plans, which were approved by shareowners in 1990, the Company was authorized to issue a maximum of 400,000 shares of common stock over a ten-year period.

     At the April 1994 Annual Meeting, shareowners approved amendments to both Plans which increased the total number of option shares to 1.5 million. The amendments also provided for automatic increases in the number of shares that may be issued as a result of a stock split. Consequently, since the stock was split subsequent to the 1994 Annual Meeting, there is currently a maximum of 3 million option shares available for issuance.

     Under both plans, the exercise price is the fair market value of the stock on the date of the grant of the stock option. One third of the options become exercisable on the first year anniversary of the grant date. Another third become exercisable on the second year anniversary and the final third become exercisable on the third year anniversary of the grant date. The options expire ten years after the date of grant.

Information with respect to options under the above plans follows:

                                  Option Price
                           Shares   Per Share     Aggregate
- ----------------------------------------------------------
Outstanding at
 August 1, 1992                 -                         -
Granted in 1992            96,400  $15.75-$15.69 $1,515,925
Outstanding at
 December 31, 1992         96,400                 1,515,925
Granted in 1993           258,038  $19.75-$18.44  4,935,175
Cancelled in 1993          (9,500) $19.06-$15.75   (176,125)
Exercised in 1993          (2,218) $15.75-$15.69    (34,892)
- ----------------------------------------------------------
Outstanding at
 December 31, 1993        342,720                 6,240,083
Granted in 1994           408,400  $22.69-$21.19  8,826,975
Cancelled in 1994         (36,820) $22.69-$15.75   (737,529)
Exercised in 1994         (13,595) $19.75-$15.69   (243,385)
- ----------------------------------------------------------
Outstanding at
 December 31, 1994        700,705               $14,086,144
- ----------------------------------------------------------

   At December 31, 1994, 129,069 shares were exercisable and
2,283,482 shares were available for future grant.


15.  Preferred Stock (Cumulative)-Par Value $100

In thousands of dollars, except share data    1994      1993      1992
- ----------------------------------------------------------------------
Frontier Corporation-850,000 shares
 authorized
 5.00% Series-redeemable at $101 per share
  Shares Outstanding                       100,000   100,000   100,000
  Amount Outstanding                     $  10,000  $ 10,000  $ 10,000
 5.65% Series-redeemable at $101 per share
  Shares Outstanding                        50,000    50,000    50,000
  Amount Outstanding                     $   5,000  $  5,000  $  5,000
 4.60% Series-redeemable at $101 per share
  Shares Outstanding                        50,000    50,000    50,000
  Amount Outstanding                     $   5,000  $  5,000  $  5,000
Frontier Communications of New York, Inc.
  (formerly Highland Telephone Company)
    -40,000 shares authorized
 5.875% Series A-redeemable at par
  Shares Outstanding                        18,694    18,694    18,694
  Amount Outstanding                     $   1,869  $  1,869  $  1,869
 7.80% Series B-redeemable at
 $100.80-$105.00 per share
  Shares Outstanding                         6,320     6,400     6,480
  Amount Outstanding                     $     632  $    640  $    648
Frontier Communications of AuSable Valley, Inc.
 (formerly AuSable Valley Telephone Company, Inc.)
   -4,000 shares authorized
 5.50% Series-redeemable at par
  Shares Outstanding                         2,754     2,754     2,754
  Amount Outstanding                     $     276  $    276  $    276
Total Shares Outstanding                   227,768   227,848   227,928
- ----------------------------------------------------------------------
Total Amount Outstanding                 $  22,777  $ 22,785  $ 22,793
======================================================================

     At the special meeting in December 1994, Frontier Corporation shareowners authorized 4 million shares of a new class of preferred stock, having a value of $100.00 per share and designated as Class A Preferred Stock. This class of stock will rank junior to the cumulative preferred stock as to dividends and distributions, and upon the liquidation, dissolution or winding up of the Company.


16.  Leases and License Agreements

     The Company leases buildings, land, office space, fiber optic network, computer hardware and other equipment, and has license agreements for rights-of-way for the construction and operation of a fiber optic communications system. Total rental expense amounted to $17.8 million in 1994, $15.5 million in 1993 and $16.4 million in 1992.

     Minimum annual rental commitments under non-cancellable operating leases and license agreements in effect on December 31, 1994 were as follows:

In thousands of dollars
Non-Cancellable Leases                              License
Years             Buildings        Equipment      Agreements
- ------------------------------------------------------------
1995            $ 6,189          $ 5,080          $ 8,625
1996              5,869            4,544            8,853
1997              5,901            1,786            9,097
1998              5,578              333            9,326
1999              5,248                1            9,557
2000 and
 thereafter      20,128                0           21,128
- ----------------------------------------------------------
     Total      $48,913          $11,744          $66,586
==========================================================

17.   Open Market Plan and Corporate Restructuring

     Effective December 19, 1994, upon receiving shareowner approval, the Company changed its name from Rochester Telephone Corporation to Frontier Corporation. The new name reflects not only the pioneering heritage of our past but our willingness to embrace the challenges of the future.
The name also symbolizes the change from a company focused in Rochester, New York to a company that is expanding geographically and currently has customers in 32 states.

     At its public meeting in October 1994, the New York State Public Service Commission (PSC) unanimously approved the Company's Open Market Plan and Corporate Restructuring (Open Market Plan) and subsequently issued a written order in November 1994. This landmark decision resulted in opening up the Rochester, New York local exchange market to competition and simultaneously allowed the Company to form a holding Company. The Open Market Plan was approved by shareowners in December 1994 and became operational on January 1, 1995.

     As a result of the Open Market Plan, two new companies have been formed from the operating assets of the former Rochester operating telephone company. One company (Frontier Communications of Rochester, Inc.) is a competitive telecommunications company which will provide an array of services on a retail basis in the Rochester marketplace. This company has the flexibility to price and introduce services as necessary to compete. The second company (Rochester Telephone Corp.) is a network company which is regulated and will provide services to the new competitive subsidiary company and all other telecommunications providers on an equal basis. The network company also will continue to provide services to individual retail customers. This configuration has been established to better meet the current and emerging competition in the marketplace.

     For the seven-year period of the Open Market Plan, Rochester Telephone Corp. will no longer be subject to rate of return regulation. In its place, the company will be subject to price regulation. The local market for telephone service in Rochester will be opened to full competition. Over the course of the next seven years, rate reductions of $21 million will be implemented for Rochester area consumers. In addition, a total of $17 million will be credited to the depreciation reserve.

     The Open Market Plan temporarily resolves certain financial questions that are linked to the royalty proceeding, a contested proceeding that has been in litigation since 1984. In particular, the PSC has agreed that a royalty will not be imposed by the PSC against the Company or Rochester Telephone Corp. during the seven year period of the Plan, subject to limited exceptions. However, the PSC is not precluded from seeking any royalties pursuant to the Royalty Order, on a prospective basis only, as it may be modified as a result of judicial appeal, subsequent to the expiration of the Open Market Plan. Under the Open Market Plan, the Company is permitted to continue its litigation challenging the Royalty Order, and the Company intends to pursue it to conclusion.

     The Company has also reorganized into a holding company structure as allowed under the Open Market Plan Agreement. This structure provides additional financing flexibility to continue the acquisition and diversification efforts necessary for the long-term growth of the business. (See "Management's Discussion and Analysis of Results of Operations and Financial Condition" for additional information regarding the Open Market Plan.)


18.  Commitments and Contingencies

     It is anticipated that the Company will expend $125.0 million for additions to property, plant, and equipment during 1995. In connection with this construction program, the Company has made certain commitments for the purchase of material and equipment.

     In July 1994, the Company definitively agreed to purchase the Minnesota Cellular Telephone Company (MSCTC) in a tax-deferred stock-for-stock transaction. MSCTC is the non-wireline cellular provider of service in Minnesota Rural Service Area #10. The transaction is expected to close in the first quarter of 1995, subject to regulatory approvals, and will be accounted for as a pooling of interests.

     In September 1994, the Company announced its intent to sell Ontonagon County Telephone Company and its subsidiary, Midway Telephone, to Mid-South Telecommunications. The pending sale is the result of the Company's plans to expand in areas other than Michigan's Upper Peninsula. The sale is expected to be completed in the first half of 1995, pending regulatory approvals.

     On November 8, 1994, the Company signed a definitive agreement to acquire WCT Communications, Inc., an interexchange carrier based in Santa Barbara, California that operates long distance and telemanagement businesses in California and other western states. Under the definitive agreement, all WCT shareowners will receive $6.50 per share pursuant to a cash merger, with the exception of Richard Frockt, WCT's chairman and 24 percent shareholder, who has separately agreed to sell his shares to Frontier Corporation for $6.00 per share in cash immediately prior to the merger. Mr. Frockt and Christopher Edgecomb, WCT's Executive Vice President and
7 percent shareholder, have agreed to vote their shares in favor of the merger. The total cash consideration to be paid by Frontier Corporation for all the outstanding shares of WCT will be approximately $96 million. When the transaction is consummated, WCT's interexchange operations, which generated $102 million of revenues in its fiscal year ended June 30, 1994, will be merged into Frontier Corporation's long distance operation, Frontier

Communications International. The transaction will be accounted for as a purchase acquisition and is subject to necessary regulatory approvals. The expected closing date for the acquisition is in the first quarter of 1995.

     In November 1994, the Company announced an agreement to acquire all of the outstanding shares of American Sharecom, Inc. (ASI), a long distance company headquartered in Minneapolis, Minnesota. ASI is one of the largest privately owned long distance companies in the country with annual revenues of approximately $125 million. ASI's sales operations are concentrated in the Midwest, Northwest and California. Under the agreement, the Company will acquire all of the outstanding shares of ASI in exchange for 8.7 million shares (valued at $184 million at December 31, 1994) of Frontier common stock. The transaction will be accounted for as a pooling of interests, subject to regulatory approval and the completion of appropriate due diligence. The transaction is expected to close in the first quarter of 1995.

     The following pro forma summary reflects the results of operations of the Company for its pending acquisitions of WCT and ASI. The pro forma results of operations include WCT for 1994 only as this acquisition will be accounted for using the purchase method of accounting. The pro forma results of operations include ASI for 1994, 1993 and 1992 as this acquisition will be accounted for using the pooling of interests method of accounting. These pro forma results have been prepared for comparative purposes only and are not necessarily indicative of results that would have been achieved had the transactions been consummated at the beginning of 1994 or of results which may occur in the future.

In thousands of dollars, except per share data

                                  Pro Forma (Unaudited)
                                1994       1993     1992
- --------------------------------------------------------
Total Revenues and Sales  $1,224,304   $995,195 $866,287
Consolidated Net Income     $107,740    $87,992  $73,303
Earnings Per Common
 Share-Primary                 $1.31      $1.14     $.96

     During 1994, the Company provided interconnection and billing and collection services to AT&T which accounted for greater than ten percent of consolidated gross revenues.
There were no other individual customers that accounted for greater than ten percent of consolidated gross revenues.

19.  Business Segment Information

     Revenues and sales, operating income, depreciation, construction and identifiable assets by business segment are set forth in the Business Segment Information included on page __ of this report.

20.  Interim Data (Unaudited)

       Selected quarterly data follow:


                    Revenues and Sales            Income                     Per Share
                   -----------------------     -------------    -------------------------------

                                                                Earnings
                                                                Before
                                                                Extraor-
(In thousands of    Tele-                                       dinary
  dollars,          communi                                     Items and          Market Price
  except per        ication     Tel.               Oper.    Net     Cum.
  share  data)         Svcs     Opers     Total    Income Income    Effect    Erngs    High Low
- ------------------------------------------------------------------------------------------------
1994 First Quarter $ 90,814  $150,999 $241,813 $ 52,063 $ 15,205(1)$ .32  $  .22   $22.44   $20.25
     Second Quarter  96,922   154,905  251,827   56,033   34,896      .47     .47   $25.25  $20.81
     Third Quarter   92,957   150,149  243,106   54,914   26,200      .35     .35   $24.75  $21.63
     Fourth Quarter  95,121   153,625  248,746   60,254   26,436      .36     .36   $24.63  $20.50
                   ---------------------------------------------
     Full Year     $375,814  $609,678 $985,492 $223,264 $102,737    $1.50   $1.40
                   =============================================
- -------------------------------------------------------------------------------------------------
1993 First Quarter $ 66,395  $144,574 $210,969 $ 44,364 $ 18,018   $  .27 $   .27   $19.44  $17.32
     Second Quarter  74,549   148,303  222,852   48,949   19,830      .29     .29   $21.75  $18.25
     Third Quarter   82,743   147,763  230,506   48,373   19,237      .28     .28   $24.38  $20.50
     Fourth Quarter  88,892   153,231  242,123   53,259   25,635      .37     .37   $25.13  $21.69
                     -------------------------------------------
     Full Year     $312,579  $593,871 $906,450 $194,945 $ 82,720    $1.21   $1.21
                   =============================================
- -------------------------------------------------------------------------------------------------

20.  Interim Data (Unaudited) cont.

       Selected quarterly data follow:


                    Revenues and Sales            Income                     Per Share
                   -----------------------     -------------    -------------------------------

                                                                Earnings
                                                                Before
                                                                Extraor-
(In thousands of    Tele-                                       dinary
  dollars,          communi                                     Items and          Market  Price
  except per        ication     Tel.                Oper.   Net     Cum.
  share  data)         Svcs     Opers     Total    Income Income    Effect    Erngs    High Low
- ------------------------------------------------------------------------------------------------
1992 First Quarter $ 55,802  $137,708 $193,510 $ 40,412 $ 15,291   $  .23 $   .23   $17.00 $15.07
     Second Quarter  57,801   140,677  198,478   43,176   16,518      .24     .24   $16.88 $14.57
     Third Quarter   59,478   142,116  201,594   46,118   18,448      .27     .27   $16.44 $15.13
     Fourth Quarter  63,696   146,771  210,467   45,428   19,174(2)   .30     .28   $17.88 $15.32
                    --------------------------------------------
     Full Year     $236,777  $567,272 $804,049 $175,134 $ 69,431    $1.04   $1.02
                   =============================================
- -------------------------------------------------------------------------------------------------
(1)  Includes  cumulative effect charge related to change in accounting  principle  of
     $7.2 million (see Note 12).
(2) Includes extraordinary loss on retirement of debt of $1.1 million (see Note 5).

                      Consolidated Financial Statements

                           American Sharecom, Inc.

                        Year ended October 31, 1994,
                  Three Month Period ended October 31, 1993
                         and Year ended July 31, 1993

                           American Sharecom, Inc.

                      Consolidated Financial Statements


                        Year ended October 31, 1994,
                  Three Month Period ended October 31, 1993
                         and Year ended July 31, 1993



                                   Contents

Report of Independent Auditors                                1

Audited Consolidated Financial Statements

Consolidated Statements of Financial Position                 2
Consolidated Statements of Operations                         4
Consolidated Statement of Changes in Shareholders' Equity     5
Consolidated Statements of Cash Flows                         6
Notes to Consolidated Financial Statements                    7

                        Report of Independent Auditors

Board of Directors
American Sharecom, Inc.

We have audited the accompanying consolidated statements of financial position of American Sharecom, Inc. and subsidiaries as of October 31, 1994 and 1993 and July 31, 1993, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the year ended October 31, 1994. the three month period ended October 31, 1993, and the year ended July 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of American Sharecom, Inc. and subsidiaries at October 31, 1994 and 1993 and July 31, 1993, and the consolidated results of their operations and their cash flows for the year ended October 31, 1994, the three month period ended October 31, 1993, and the year ended July 31, 1993, in conformity with generally accepted accounting principles.

As discussed in Note 7 to the financial statements, during 1992 certain former shareholders of the Company have exercised their rights under Minnesota law to challenge the amount they received for their shares. The ultimate outcome cannot be determined at this time.

                                      /s/ Ernst & Young LLP
January 4, 1995                       -------------------------
                                      ERNST & YOUNG LLP

                           American Sharecom, Inc.

                Consolidated Statements of Financial Position


                                         October 31,         July 31,
                                      1994         1993        1993
                                  -------------------------------------
Assets
Current assets:
Cash and cash equivalents         $ 1,070,924  $ 1,030,140 $         -
Accounts receivable, less
 allowance
 (October 31, 1994--$860,247;
  October 31, 1993--$591,987;
  July 31,1993--$568,566)          14,166,398   14,493,648  11,779,845
Receivable--shareholders
 (Note 3)                                   -      382,165   1,257,430
Other current assets                1,076,067    1,117,781     123,457
                                  -------------------------------------
Total current assets               16,313,389   17,023,734  13,160,732

Goodwill (net) (Note 2)               907,578      904,849     932,717
Purchased customer base
 (net) (Note 2)                     2,928,075    5,525,827   2,238,928
Non-compete agreements
 (net) (Note 2)                       300,556    1,238,889   1,497,223

Equipment and fixtures, net
 of accumulated depreciation
 (October 31, 1994-$11,301,178;
  October 31, 1993-$9,599,157;
  July 31, 1993--$9,160,294)        5,627,276    4,532,071   4,489,541
                                  -------------------------------------

Total assets                      $26,076,874  $29,225,370 $22,319,141
                                  =====================================

                           American Sharecom, Inc.

           Consolidated Statements of Financial Position (cont'd.)

                                         October 31,         July 31,
                                      1994         1993        1993
                                  --------------------------------------
Liabilities and shareholders' equity
Current liabilities:
 Checks in transit                 $         -  $         - $   542,616
 Accounts payable                    5,225,858    8,094,681   6,558,119
 Income taxes payable                  605,943    1,497,765   1,919,223
 Dissenting shareholders
  liability (Note 7)                 5,397,499            -           -
 Utility taxes and other
  accrued liabilities (Note 5)       5,476,987    7,136,824   6,500,023
                                  --------------------------------------
Total current liabilities           16,706,287   16,729,270  15,519,981

Line of credit                               -    4,000,000   1,798,000

Commitments and contingencies
 (Note 7)

Shareholders' equity:
 Common Stock--$.01 par value:
  Authorized shares--10,000,000
  Issued and outstanding
   shares--100,000                       1,000        1,000       1,000
 Additional paid-in capital            359,042      359,042     359,042
 Retained earnings                   9,010,545    8,136,058   4,641,118
                                  --------------------------------------
Total shareholders' equity           9,370,587    8,496,100   5,001,160
                                  --------------------------------------
Total liabilities and
 shareholders' equity              $26,076,874  $29,225,370 $22,319,141
                                  ======================================


See accompanying notes.

                         American Sharecom, Inc.

                    Consolidated Statements of Operations

                                           Three Month
                               Year ended  Period ended   Year ended
                               October 31,  October 31,    July 31,
                                  1994         1993          1993
                              ---------------------------------------
Net sales                     $120,789,934  $27,953,173  $88,745,459
Cost of sales                   76,947,080   17,548,959   58,771,506
                              ---------------------------------------
                                43,842,854   10,404,214   29,973,953
Operating expenses:
 Selling                         8,509,846    1,908,899    6,388,866
 General and administrative     16,545,679    3,847,062   14,559,290
                              ---------------------------------------
                                25,055,525    5,755,961   20,948,156
                              ---------------------------------------
                                18,787,329    4,648,253    9,025,797

Interest income                    363,655       59,636      329,212
Interest expense                  (619,562)     (42,949)    (164,444)
                              ---------------------------------------
Income before income taxes      18,531,422    4,664,940    9,190,565
Income taxes (Note 9)              745,000      170,000    4,846,000
                              ---------------------------------------
Net income                      17,786,422    4,494,940    4,344,565
                              =======================================
Net income per share             $177.86        $44.95       $43.45

Unaudited pro forma information
 (assuming full C corporation
 tax expense (Note 9)):
   Net income                  $11,119,422   $2,798,940   $5,271,565

   Net income per share          $111.19        $27.99       $52.72

Weighted average number
 of shares                         100,000      100,000      100,000

See accompanying notes               -4-

                           AMERICAN SHARECOM, INC.

          Consolidated Statement of Changes in Shareholders' Equity


                                               Additional
                               Common Stock     Paid-In     Retained
                              Shares   Amount   Capital     Earnings
                              ---------------------------------------
Balance August 1, 1992        100,000  $1,000  $ 359,042  $  296,553
 Net Income                         -       -          -   4,344,565
                              ---------------------------------------
Balance July 31, 1993         100,000   1,000    359,042   4,641,118
 Shareholders' distributions
  for the three months ended
  October 31, 1993                  -       -          -  (1,000,000)
 Net income                         -       -          -   4,494,940
                              ---------------------------------------
Balance October 31, 1993      100,000   1,000    359,042   8,136,058
 Shareholders' distributions
  for the year ended
  October 31, 1994                  -       -          - (12,293,436)
 Dissenting shareholders'
  settlement (Note 7)               -       -          -  (4,618,499)
 Net income                         -       -          -  17,786,422
                              ---------------------------------------
Balance October 31, 1994      100,000  $1,000   $359,042  $9,010,545
                              =======================================


See accompanying notes.

                           AMERICAN SHARECOM, INC.

                    Consolidated Statements of Cash Flows

                                              Three Month
                                 Year ended   Period ended  Year ended
                                 October 31,   October 31,   July 31,
                                   1994           1993         1993
                                ----------------------------------------
Operating Activities
Net Income                      $17,786,422   $ 4,494,940   $ 4,344,565
Adjustments to reconcile net
income to net cash provided
by operating activities:
 Depreciation and amortization    5,262,424     1,437,799     4,137,830
 Write down of purchased
  customer base (Note 2)                  -             -       840,078
 Gain on sale of fixed assets       (71,365)            -             -
 Reversal of utility tax
  accrual (Note 5)                 (921,977)            -      (900,000)
 Provision for interest and legal
  fees related to dissenting
  shareholders (Note 7)             779,000             -             -
 Provision for deferred income
  taxes (Note 9)                          -             -      (238,000)
 Reversal of deferred tax
  asset (Note 9)                          -             -       927,000
 Changes in operating assets
  and liabilities:
   Accounts receivable              327,250    (1,013,803)   (1,634,657)
   Other current assets             423,879      (119,059)   (1,079,809)
   Accounts payable and
    accrued liabilities          (4,498,506)    1,209,290    (1,873,131)
                                ----------------------------------------
Net cash provided by operating
 activities                      19,087,127     6,009,167     4,523,876

                            AMERICAN SHARECOM, INC.

                                              Three Month
                                 Year ended   Period ended  Year ended
                                 October 31,   October 31,   July 31,
                                   1994           1993         1993
                                ---------------------------------------
Investing activities
Proceeds from sale of fixed assets   78,298             -             -
Acquisitions                              -    (5,700,000)            -
Purchases of equipment
 and fixtures                    (2,831,205)     (481,027)   (2,493,089)
                                ----------------------------------------
Net cash used in investing
 activities                      (2,752,907)   (6,181,027)   (2,493,089)

Financing activities
Proceeds from line of credit     13,036,000    10,658,000    30,384,000
Payments on line of credit      (17,036,000)   (8,456,000)  (30,247,000)
Payments on debt and capital
 lease obligations                        -             -    (2,292,315)
Distributions to shareholders   (12,293,436)   (1,000,000)            -
                                ----------------------------------------
Net cash (used in) provided by
 financing activities           (16,293,436)    1,202,000    (2,155,315)
                                ----------------------------------------
Increase (decrease) in cash
 and cash equivalents                40,784     1,030,140      (124,528)
Cash and cash equivalents at
 beginning of period              1,030,140             -       124,528
                                ----------------------------------------
Cash and cash equivalents at
 end of period                  $ 1,070,924    $1,030,140     $       -
                                ========================================
Supplemental disclosure of cash
 flow information:
Acquisition made in exchange
 for accounts receivable        $         -    $        -     $ 487,000
                                ========================================

                           American Sharecom, Inc.

                  Notes to Consolidated Financial Statements

                               October 31, 1994


1.    Business Activity

American Sharecom, Inc. (the Company) is a regional provider of 24-hour long distance and related telephone services. The Company purchases intercity circuits from AT&T and other common carriers at bulk rates and markets the service through the use of computerized call-routing systems. Rates charged for the Company's services are currently designed to be substantially lower than those for AT&T's direct long distance dialing service, and comparable to those of other nationwide common carriers.

2.    Summary of Significant Accounting Policies

Principles of Consolidation

The accounts of the Company and its subsidiaries are included in the consolidated financial statements. All significant intercompany accounts and transactions have been eliminated.

Fiscal Year

In calendar year 1993, the Company changed fiscal year end to October 31 from July 31.

Cash Equivalents

The Company considers cash equivalents to be investments with remaining maturities of three months or less at the time of acquisition.

Income Taxes

In the year ended July 31, 1993, the Company accounted for income taxes on the deferred method. Effective August 1, 1993, the Company filed an election for Subchapter S status with the Internal Revenue Service whereby the income of the Company will be taxed at the shareholder level. Operating loss carryforwards recorded prior to the Subchapter S election will not be available to reduce taxable income earned after the election and deferred taxes were charged to earnings in the current year. The Company has elected to continue paying income tax to one state at the corporate level. Beginning with the three month period ended October 31, 1993, the Company accounted for the income taxes related to that state on the liability method.

Equipment and Fixtures

Equipment and fixtures are stated at purchase cost or, for leased equipment, at the lesser of the present value of the minimum lease payments or the fair value of the leased equipment at the beginning of the lease term. The Company provides for depreciation using the straight-line method over estimated useful lives of three to ten years. Assets recorded under capital leases are amortized over the lease term; amortization is included with depreciation. Maintenance, repairs and minor renewals are expensed as incurred.

Intangible Assets

Intangible assets are evaluated periodically and, if conditions warrant, an impairment allowance is provided.

Goodwill is amortized on the straight-line basis over twenty years with accumulated amortization through October 31, 1994, October 31, 1993 and July 31, 1993 of $914,789, $757,948 and $730,080, respectively.

Purchased customer base and non-compete agreements are amortized on the straight-line basis over the life of those agreements which are two to five years. Accumulated amortization of purchased customer base through October 31, 1994, October 31, 1993 and July 31, 1993 is $10,031,709,
$7,962,319 and $7,249,217, respectively. During the fiscal year ended July 31, 1993, the Company wrote down unamortized purchased customer base by approximately $840,000 to reflect the deterioration of customer lists purchased in prior years. Accumulated amortization of non-compete agreements through October 31, 1994, October 31, 1993 and July 31, 1993 is $3,439,444, $2,261,111 and $2,002,777, respectively.

Per Share Data

Net income per share is computed by dividing the net income by the weighted average number of common shares outstanding during the period. Shares issuable upon the exercise of stock options are excluded as the impact would be immaterial.

Reclassifications

Certain reclassifications have been made to the July 31, 1993 statements to conform to the presentation for the October 31, 1993 and 1994 statements.

3.    Notes Receivable--Shareholders

Notes receivable from shareholders are unsecured, bear interest at rates from 4.32% to 6.25% and were fully paid by October 1994.

4.    Leases and Commitments

The Company leases office space for its headquarters and regional marketing centers under operating leases expiring during the next four years. Major leases contain two to three year renewal options. The minimum annual rentals relating to this office space are included below. These minimum annual rentals are subject to increases each year for real estate taxes and lessor operating expense increases. Total rental expense for the year ended October 31, 1994, the three month period ended October 31, 1993 and the year ended July 31, 1993 was $839,000, $178,000 and $818,000, respectively.

Future minimum lease payments payable by the Company are as follows:

                        Operating Leases
                        ----------------
          1995              $ 432,000
          1996                270,000
          1997                146,000
          1998                 15,000
                            ----------
                            $ 863,000
                            ==========

The Company exercised its option to purchase equipment under capital leases during the year ended July 31, 1993. The equipment purchased had an original cost of $2,032,769.

5. Utility Taxes

The Company accrues for various state and municipal utility taxes. These accruals totaled approximately $2.7 million and $3.6 million as of October 31, 1994 and 1993, respectively, and $3.6 million as of July 31, 1993, and are included within "utility taxes and other accrued liabilities". These taxes are based on a variety of factors including certain of the Company's revenues, customers' usage or charges and other criteria. The Company has paid a portion of these taxes related to certain municipalities and has begun communications with other municipalities regarding the applicability and computational interpretation of these taxes. The Company's policy is to accrue an estimate of all such taxes for financial reporting purposes to the maximum extent imposed as interpreted by such taxing authorities. Adjustments to these accrued amounts which may result from tax abatements, interpretations and redefinement of such tax statutes or other changes will be reflected in the period in which such changes occur. In the year ended October 31 1994, the Company determined that approximately $920,000 of utility tax accruals would not be collected by various municipalities. This amount was reversed from the utility tax accrual and reflected as a decrease to general and administrative expenses in the statement of operations. In the year ended July 31, 1993, the Company reached a favorable agreement with a jurisdiction over disputed utility taxes. As a result, the Company reversed $900,000 of utility tax accruals and reflected the amount as a decrease to cost of sales in the statement of operations.

6. Line of Credit

On February 2, 1989, the Company entered into a term revolving credit agreement with Norwest Bank Minnesota, National Association. Under the agreement, the Company could borrow up to $10,000,000 based upon defined levels of accounts receivable less any outstanding letters of credit. The amount borrowed is subject to an interest rate of 0% to 2.5% above prime. Borrowings under the revolving credit arrangement at October 31, 1994, October 31, 1993 and July 31, 1993 are $-0-, $4,000,000 and
$1,798,000, respectively. All borrowings are collateralized by the Common Stock of the Company held by the two owners and officers of the Company.

The Company paid interest costs of $64,000, $43,000 and $148,000 for the year ended October 31, 1994, the three month period ended October 31, 1993 and the year ended July 31, 1993, respectively. The weighted average interest rate on these borrowings was 6.7%, 5.4% and 6.2% for the year ended October 31, 1994, the three month period ended October 31, 1993 and the year ended July 31, 1993, respectively.

7. Shareholders' Equity

After receiving approval from the shareholders of both companies, Sharecom Holdings, Inc., whose stock was owned by two officers of American Sharecom, Inc., was merged into the Company during May 1992. All outstanding shares and options of American Sharecom, Inc. not owned by Holdings or the two officers were converted into the right to receive $17,695 in cash, less the exercise price of the option, if applicable. In reviewing the merger prior to submitting it to the shareholders for approval, the Company's Board of Directors considered, among other things, an independent valuation study of the Company, and a separate fairness opinion.

Prior to the merger, the two officers contributed their 86 shares of Company Common Stock to Holdings in exchange for 100,000 shares of Holdings Common Stock, which upon completion of the merger, were converted into 100,000 shares of Company Common Stock. The two officers' outstanding options to purchase Company Common Stock were unaffected by the merger.

Former holders of 57 shares of Company Common Stock (dissenters) have exercised their rights under Minnesota law to challenge the amount they received for their shares; they have also requested the court to nullify certain stock options previously granted to the two officers. In November 1994, the Minnesota District Court directed the Company to pay an additional $4,618,500 to the dissenters plus interest and legal fees. The Company has recorded a $5.3 million contingent liability as of October 31, 1994. Both the Company and the dissenters have appealed the District Court decision to the Minnesota Appellate Court.

8. Acquisitions

On August 13, 1993, the Company purchased assets and entered into non-compete agreements with Execuline of the Northwest, Inc. and Northwest Network Communications, Inc., resellers of long distance telephone services, with combined annual sales of approximately $8,000,000.

During the year ended July 31, 1993, the Company acquired the assets of one California reseller with annual revenues of approximately
$1,500,000.

The acquisitions have been accounted for under the purchase method and the results of operations of the acquired companies have been included in the consolidated statements of operations since the dates of acquisition.

9. Income Taxes

The Company has elected as of August 1, 1993 to be taxed as a Subchapter S corporation under the Internal Revenue Code whereby the shareholders will include the Company's income in their own taxable incomes.

Accordingly, existing deferred tax assets of $927,000 as of July 31, 1993 were reversed and included as additional income tax expense in the year ended July 31, 1993. As the Company has elected to continue paying income tax to one state at the corporate level, income tax expense as related to this state is still recorded. Income taxes payable are for taxes payable for years open under the statute of limitations prior to the S corporation election and for tax owed to the one state.

Had the Company continued operating as a C corporation rather than electing S corporation status beginning August 1, 1993, the Company would have recorded income tax expense of $7,412,000 rather than $745,000 in the year ended October 31, 1994 and $1,866,000 rather than $170,000 in the three month period ended October 31, 1993. In the year ended July 31, 1993, deferred income taxes of $927,000 would not have been reversed and the Company would have recorded an income tax expense of $3,919,000 rather than $4,846,000.

The components of income tax expense are as follows:

                                         Three Month
                             Year ended  Period ended  Year ended
                             October 31,  October 31,    July 31,
                                1994         1993          1993
                             -------------------------------------
Taxes on income:
 Current:
   Federal                    $      -     $      -    $3,464,000
   State                       745,000      170,000       693,000
                             -------------------------------------
                               745,000      170,000     4,157,000
 Deferred:
   Federal                           -            -      (200,000)
   State                             -            -       (38,000)
                             -------------------------------------
                                     -            -      (238,000)
Reversal of deferred income
 taxes resulting from S
 corporation election                -            -       927,000
                             -------------------------------------
Net tax expense               $745,000     $170,000    $4,846,000
                             =====================================

Net deferred income tax expense for the year ended July 31, 1993 consisted of the following:

    Amortization                 $(198,000)
    Bad debts                      119,000
    Legal expense accrual         (149,000)
    Other                          (10,000)
                                 -----------
                                 $(238,000)
                                 ===========

The difference between total tax expense and the amount computed by applying the statutory federal income tax rate to income before income taxes for the year ended July 31, 1993 was as follows:

  Taxes at the statutory rate of 34%               $3,125,000
  State taxes, net of federal benefit                 433,000
  Intangible asset amortization not allowed
    for taxes                                         344,000
  Reversal of deferred taxes upon S corporation
    election                                          927,000
  Other                                                17,000
                                                    ----------
                                                    $4,846,000
                                                    ==========

Income taxes paid were $1,645,092 in the year ended October 31, 1994, $627,000 in the three month period ended October 31, 1993 and $3,468,001 in the year ended July 31, 1993.

10. Stock Options and Warrants

All options related to the Company's Incentive Stock Option Plan were canceled by the Company in fiscal 1994. There were options to purchase 748 shares of Common Stock outstanding and exercisable as of July 31, 1993 and October 31, 1993 with exercise prices ranging from $1,500 to $10,000 per share. During the year ended July 31, 1993, an option was granted to purchase 35 shares at a price of $173 per share and no options were exercised or canceled.

11. Deferred Compensation Plan

During fiscal year 1987, the Company established a deferred compensation plan under Section 401(k) of the Internal Revenue Code for employees who meet certain eligibility requirements. Employees may defer 1% to 15% of their pre-tax income up to $9,240. The Company matches 50% of the employee's deferral on the first 8% of compensation deferred. Company expenses under the plan in the year ended October 31, 1994, the three month period ended October 31, 1993 and the year ended July 31, 1993 were $137,520, $25,252 and $95,992, respectively.

12. Credit Risk

The Company is subject to credit risk on its accounts receivable which are primarily with business customers and resellers located in the midwest and western regions of the United States. The Company performs credit investigations to minimize credit risk. Management believes it has made adequate provision for uncollectible accounts receivable.

13. Subsequent Events

On November 29, 1994, the Company and its shareholders entered into a Stock Acquisition Agreement with Rochester Telephone Corporation (Rochester), in which Rochester will acquire all of the issued and outstanding shares of the Company in exchange for 8,710,000 shares of common stock of Rochester. The Rochester shares will be allocated to the shareholders of the Company based upon their respective ownership of the Company's stock prior to the close. The agreement is subject to the approval of the Federal Communications Commissions and state utility regulatory commissions and is expected to be closed in the first quarter of calendar 1995.

On December 8, 1994, the Company purchased assets and entered into a non-compete agreement with Central Office Telephone Company, Inc., a reseller of long distance telephone services, with annual sales of approximately $2,400,000.

       Unaudited Pro Forma Combined Financial Statements
       For Frontier Corporation, WCT Communications, Inc.
                  and American Sharecom, Inc.

The unaudited pro forma combined financial statements are presented to reflect the estimated impact on Frontier
Corporation's (Frontier), formerly Rochester Telephone
Corporation, financial statements of the proposed Frontier transactions as follows:

- - The acquisition of WCT Communications, Inc. (WCT) at a purchase price of approximately $99 million, including acquisition expenses. The transaction will be accounted for using the purchase method of accounting.

- - The acquisition of American Sharecom, Inc. (ASI) for an estimated 8.7 million Frontier common shares. The transaction will be accounted for using the pooling of interests method.

Frontier has other pending business acquisitions and dispositions expected to consummate in 1995 which individually and in the aggregate are not significant to its consolidated financial statements. As such, pro forma data on these transactions are not presented.

The unaudited pro forma combined statements of income and balance sheet reflect the acquisitions of WCT and ASI. As required by Regulation S-X Article 11-02, the unaudited pro forma combined statements of income first assume the combination of WCT, which is expected to be accounted for under the purchase method of accounting, as of the beginning of the most recent fiscal year (December 31, 1994). The unaudited pro forma combined statement of income for WCT uses the most recent 12 month period ended September 30, 1994. These pro forma results then assume the combination of ASI, which is expected to be accounted for using the pooling of interests method, as of the beginning of the three most recent fiscal years (December 31, 1994, 1993 and 1992) to arrive at the unaudited pro forma combined statements of income for Frontier Corporation, including WCT and ASI. The unaudited pro forma combined statements of income use ASI's results of operations for the most recent fiscal years ended October 31, 1994, and July 31, 1993 and 1992.

The unaudited pro forma combined balance sheet assumes the acquisitions had occurred on December 31, 1994, combining the balance sheet for Frontier as of December 31, 1994, with WCT as of September 30, 1994, and ASI as of October 31, 1994.

The unaudited pro forma combined financial statements give effect only to the adjustments set forth in the accompanying notes and do not reflect any synergies anticipated by Frontier's management as a result of these acquisitions. The unaudited pro forma data is presented for informational purposes only and is not necessarily indicative of the results of operations or financial position which would have been achieved had the transactions been completed as of the beginning of the earliest period presented, nor is it necessarily indicative of Frontier's future results of operations or financial position.

The unaudited pro forma combined financial statements should be read in conjunction with the historical financial statements of Frontier and ASI included in this filing. WCT's historical financial statements are not required to be presented in this filing under Regulation S-X Article 3-05 as WCT does not qualify as a significant subsidiary as defined in Regulation S-X
Article 1-02(v).

FRONTIER CORPORATION, WCT COMMUNICATIONS, INC. AND AMERICAN SHARECOM, INC.
UNAUDITED PRO FORMA COMBINED BALANCE SHEET
DECEMBER 31, 1994
(In thousands of dollars)

                                                  Frontier        WCT          ASI
                                                  12/31/94      9/30/94     10/31/94     Pro Forma       Pro Forma
                                                 Historical   Historical   Historical   Adjustments      Combined
ASSETS:
Current Assets:
Cash and cash equivalents                       $317,137          $99       $1,071     ($98,746)(a)       $219,561
Short-term investments                             9,047            0            0            0              9,047
Accounts receivable                              168,542       32,317       14,166            0            215,025
Material and supplies                              8,585            0            0            0              8,585
Prepayments and other                             25,196        5,789        1,076            0             32,061
                                              ----------   ----------   ----------   ----------         ----------
Total Current Assets                             528,507       38,205       16,313      (98,746)           484,279
                                              ----------   ----------   ----------   ----------         ----------
Property, Plant and Equipment:
Telephone plant in service                     1,554,856            0            0            0          1,554,856
Telephone plant under construction                36,130            0            0            0             36,130
                                              ----------   ----------   ----------   ----------         ----------
                                               1,590,986            0            0            0          1,590,986
Less - Accumulated depreciation                  713,869            0            0            0            713,869
                                              ----------   ----------   ----------   ----------         ----------
Net Telephone Plant                              877,117            0            0            0            877,117
                                              ----------   ----------   ----------   ----------         ----------
Telecommunication property                       168,691       30,855       16,928            0            216,474
Less - Accumulated depreciation                   75,944            0       11,301            0             87,245
                                              ----------   ----------   ----------   ----------         ----------
Net Telecommunication Property                    92,747       30,855        5,627            0            129,229
                                              ----------   ----------   ----------   ----------         ----------
Goodwill                                         139,572          613          908       70,028 (a)        211,121
Deferred and Other Assets                        123,008        7,012        3,229       12,415 (a)        145,664
                                              ----------   ----------   ----------   ----------         ----------
Total Assets                                  $1,760,951      $76,685      $26,077     ($16,303)        $1,847,410
                                              ==========   ==========   ==========   ==========         ==========
LIABILITIES AND SHAREOWNERS' EQUITY:
Current Liabilities:
Accounts payable                                $142,968      $30,362      $16,100           $0           $189,430
Notes payable                                        106       13,058            0            0             13,164
Advance billings                                  12,719            0            0            0             12,719
Dividends payable                                 15,487            0            0            0             15,487
Long-term debt due within one year                 4,525        4,376            0            0              8,901
Taxes accrued                                     13,495            0          606            0             14,101
Interest accrued                                  12,305            0            0            0             12,305
                                              ----------   ----------   ----------   ----------         ----------
Total Current Liabilities                        201,605       47,796       16,706            0            266,107
                                              ----------   ----------   ----------   ----------         ----------
Long-Term Debt                                   578,600       12,382            0            0            590,982
Deferred Income Taxes                            111,369            0            0         (927)(b)        110,442
Deferred Employee Benefits Obligation             46,001          204            0            0             46,205
Minority Interests                                   252            0            0            0                252
Shareowners' Equity:
Common Stock                                      73,161       22,769            1      (14,060)(a)(b)      81,871
Capital in excess of par value                   266,378            0          359       (8,709)(a)(b)     258,028
Retained earnings                                460,808       (6,466)       9,011        7,393 (a)(b)     470,746
                                              ----------   ----------   ----------   ----------         ----------
Common Shareowners' Equity                       800,347       16,303        9,371      (15,376)           810,645
Preferred Stock                                   22,777            0            0            0             22,777
                                              ----------   ----------   ----------   ----------         ----------
Total Shareowners' Equity                        823,124       16,303        9,371      (15,376)           833,422
                                              ----------   ----------   ----------   ----------         ----------
Total Liabilities and Shareowners' Equity     $1,760,951      $76,685      $26,077     ($16,303)        $1,847,410
                                              ==========   ==========   ==========   ==========         ==========

See accompanying Notes to Unaudited Pro Forma Combined Financial Statements.

    FRONTIER CORPORATION AND WCT COMMUNICATIONS, INC.
    UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
    YEAR ENDED DECEMBER 31, 1994
    (In thousands of dollars, except per share data)
                                                  Frontier        WCT
                                                 Year Ended   Year Ended
                                                  12/31/94      9/30/94     Pro Forma       Pro Forma
                                                 Historical   Historical   Adjustments      Combined
    REVENUES & SALES:
    Telephone Operations                            $609,678           $0           $0        $609,678
    Telecommunication Services                       375,814      118,022            0         493,836
                                                  ----------   ----------   ----------      ----------
    Total Revenues and Sales                         985,492      118,022            0       1,103,514
                                                  ----------   ----------   ----------      ----------
    COSTS AND EXPENSES:
    Operating expenses                               579,326      117,042        5,284 (a)     701,652
    Cost of goods sold                                18,850            0            0          18,850
    Depreciation                                     117,324        3,262            0         120,586
    Taxes other than income taxes                     46,728          199            0          46,927
                                                  ----------   ----------   ----------      ----------
    Total Costs and Expenses                         762,228      120,503        5,284         888,015
                                                  ----------   ----------   ----------      ----------
    Operating Income                                 223,264       (2,481)      (5,284)        215,499

    Interest expense                                  43,594        3,072        6,912 (a)      53,578
    Other income and expense:
    Allowance for funds used during construction       1,096            0            0           1,096
    Gain on sale of assets/subsidiaries               10,063            0            0          10,063
    Other income (expense), net                      (17,052)         144            0         (16,908)
                                                  ----------   ----------   ----------      ----------
    Income Before Taxes                              173,777       (5,409)     (12,196)        156,172
    Income taxes                                      63,843       (1,873)      (2,419)(a)      59,551
                                                  ----------   ----------   ----------      ----------
    Consolidated Net Income From Continuing Ops      109,934       (3,536)      (9,777)         96,621
    Dividends on preferred stock                       1,186            0            0           1,186
                                                  ----------   ----------   ----------      ----------
    Income Applicable to Common Stock               $108,748      ($3,536)     ($9,777)        $95,435
                                                  ==========   ==========   ==========      ==========

    EARNINGS PER COMMON SHARE
                                                  Frontier                                  Pro Forma
                                                 Historical                                 Combined
    Primary:
    Income applicable to common stock               $108,748                                   $95,435
    Average common shares outstanding                 72,575                                    72,575
                                                  ----------                                ----------
    Earnings Per Common Share - Primary                $1.50                                     $1.32
                                                  ==========                                ==========
    Fully Diluted:
    Adjusted income applicable to common stock      $109,108                                   $95,795
    Adjusted average common shares outstanding        72,822                                    72,822
                                                  ----------                                ----------
    Earnings Per Common Share - Fully Diluted          $1.50                                     $1.32
                                                  ==========                                ==========

    See accompanying Notes to Unaudited Pro Forma Combined Financial Statements.

    FRONTIER CORPORATION PRO FORMA AND AMERICAN SHARECOM, INC.
    UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
    YEAR ENDED DECEMBER 31, 1994
    (In thousands of dollars, except per share data)
                                                Frontier/WCT
                                                  Pro Forma       ASI
                                                 Year Ended   Year Ended
                                                  12/31/94     10/31/94     Pro Forma       Pro Forma
                                                 Historical   Historical   Adjustments      Combined
    REVENUES & SALES:
    Telephone Operations                            $609,678           $0           $0        $609,678
    Telecommunication Services                       493,836      120,790            0         614,626
                                                  ----------   ----------   ----------      ----------
    Total Revenues and Sales                       1,103,514      120,790            0       1,224,304
                                                  ----------   ----------   ----------      ----------
    COSTS AND EXPENSES:
    Operating expenses                               701,652       99,858            0         801,510
    Cost of goods sold                                18,850            0            0          18,850
    Depreciation                                     120,586        1,857            0         122,443
    Taxes other than income taxes                     46,927          288            0          47,215
                                                  ----------   ----------   ----------      ----------
    Total Costs and Expenses                         888,015      102,003            0         990,018
                                                  ----------   ----------   ----------      ----------
    Operating Income                                 215,499       18,787            0         234,286

    Interest expense                                  53,578          620            0          54,198
    Other income and expense:
    Allowance for funds used during construction       1,096            0            0           1,096
    Gain on sale of assets                            10,063            0            0          10,063
    Other income (expense), net                      (16,908)         364            0         (16,544)
                                                  ----------   ----------   ----------      ----------
    Income Before Taxes                              156,172       18,531            0         174,703
    Income taxes                                      59,551          745        6,667 (b)      66,963
                                                  ----------   ----------   ----------      ----------
    Consolidated Net Income From Continuing Ops       96,621       17,786       (6,667)        107,740
    Dividends on preferred stock                       1,186            0            0           1,186
                                                  ----------   ----------   ----------      ----------
    Income Applicable to Common Stock                $95,435      $17,786      ($6,667)       $106,554
                                                  ==========   ==========   ==========      ==========

    EARNINGS PER COMMON SHARE
                                                  Frontier
                                                  Pro Forma                                 Pro Forma
                                                 Historical                                 Combined
    Primary:
    Income applicable to common stock                $95,435                                  $106,554
    Average common shares outstanding                 72,575                                    81,285
                                                  ----------                                ----------
    Earnings Per Common Share - Primary                $1.32                                     $1.31
                                                  ==========                                ==========
    Fully Diluted:
    Adjusted income applicable to common stock       $95,795                                  $106,914
    Adjusted average common shares outstanding        72,822                                    81,532
                                                  ----------                                ----------
    Earnings Per Common Share - Fully Diluted          $1.32                                     $1.31
                                                  ==========                                ==========

    See accompanying Notes to Unaudited Pro Forma Combined Financial Statements.

FRONTIER CORPORATION AND AMERICAN SHARECOM, INC.
    UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
    YEAR ENDED DECEMBER 31, 1993
    (In thousands of dollars, except per share data)
                                                  Frontier        ASI
                                                 Year Ended   Year Ended
                                                  12/31/93      7/31/93     Pro Forma       Pro Forma
                                                 Historical   Historical   Adjustments      Combined
    REVENUES & SALES:
    Telephone Operations                            $593,871           $0           $0        $593,871
    Telecommunication Services                       312,579       88,745            0         401,324
                                                  ----------   ----------   ----------      ----------
    Total Revenues and Sales                         906,450       88,745            0         995,195
                                                  ----------   ----------   ----------      ----------
    COSTS AND EXPENSES:
    Operating expenses                               525,488       77,802            0         603,290
    Cost of goods sold                                20,819            0            0          20,819
    Depreciation                                     114,811        1,587            0         116,398
    Taxes other than income taxes                     47,087          330            0          47,417
    Software write-off                                 3,300            0            0           3,300
                                                  ----------   ----------   ----------      ----------
    Total Costs and Expenses                         711,505       79,719            0         791,224
                                                  ----------   ----------   ----------      ----------
    Operating Income                                 194,945        9,026            0         203,971

    Interest expense                                  46,550          164            0          46,714
    Other income and expense:
    Allowance for funds used during construction       1,330            0            0           1,330
    Gain on sale of assets                             4,449            0            0           4,449
    Other income (expense), net                      (21,222)         329            0         (20,893)
                                                  ----------   ----------   ----------      ----------
    Income Before Taxes                              132,952        9,191            0         142,143
    Income taxes                                      50,232        4,846         (927)(b)      54,151
                                                  ----------   ----------   ----------      ----------
    Consolidated Net Income From Continuing Ops       82,720        4,345          927          87,992
    Dividends on preferred stock                       1,187            0            0           1,187
                                                  ----------   ----------   ----------      ----------
    Income Applicable to Common Stock                $81,533       $4,345         $927         $86,805
                                                  ==========   ==========   ==========      ==========

    EARNINGS PER COMMON SHARE
                                                  Frontier                                  Pro Forma
                                                 Historical                                 Combined
    Primary:
    Income applicable to common stock                $81,533                                   $86,805
    Average common shares outstanding                 67,454                                    76,164
                                                  ----------                                ----------
    Earnings Per Common Share - Primary                $1.21                                     $1.14
                                                  ==========                                ==========
    Fully Diluted:
    Adjusted income applicable to common stock       $81,892                                   $87,164
    Adjusted average common shares outstanding        67,972                                    76,682
                                                  ----------                                ----------
    Earnings Per Common Share - Fully Diluted          $1.20                                     $1.14
                                                  ==========                                ==========

    See accompanying Notes to Unaudited Pro Forma Combined Financial Statements.

    FRONTIER CORPORATION AND AMERICAN SHARECOM, INC.
    UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
    YEAR ENDED DECEMBER 31, 1992
    (In thousands of dollars, except per share data)
                                                  Frontier        ASI
                                                 Year Ended   Year Ended
                                                  12/31/92      7/31/92     Pro Forma       Pro Forma
                                                 Historical   Historical   Adjustments      Combined
    REVENUES & SALES:
    Telephone Operations                            $567,272           $0           $0        $567,272
    Telecommunication Services                       236,777       62,238            0         299,015
                                                  ----------   ----------   ----------      ----------
    Total Revenues and Sales                         804,049       62,238            0         866,287
                                                  ----------   ----------   ----------      ----------
    COSTS AND EXPENSES:
    Operating expenses                               448,422       55,759            0         504,181
    Cost of goods sold                                21,634            0            0          21,634
    Depreciation                                     114,027        1,446            0         115,473
    Taxes other than income taxes                     44,832          260            0          45,092
                                                  ----------   ----------   ----------      ----------
    Total Costs and Expenses                         628,915       57,465            0         686,380
                                                  ----------   ----------   ----------      ----------
    Operating Income                                 175,134        4,773            0         179,907

    Interest expense                                  50,066          222            0          50,288
    Other income and expense:
    Allowance for funds used during construction       1,309            0            0           1,309
    Other income (expense), net                      (14,347)         255            0         (14,092)
                                                  ----------   ----------   ----------      ----------
    Income Before Taxes                              112,030        4,806            0         116,836
    Income taxes                                      41,527        2,006            0          43,533
                                                  ----------   ----------   ----------      ----------
    Consolidated Net Income From Continuing Ops       70,503        2,800            0          73,303
    Dividends on preferred stock                       1,188            0            0           1,188
                                                  ----------   ----------   ----------      ----------
    Income Applicable to Common Stock                $69,315       $2,800           $0         $72,115
                                                  ==========   ==========   ==========      ==========

    EARNINGS PER COMMON SHARE
                                                  Frontier                                  Pro Forma
                                                 Historical                                 Combined
    Primary:
    Income applicable to common stock                $69,315                                   $72,115
    Average common shares outstanding                 66,638                                    75,348
                                                  ----------                                ----------
    Earnings Per Common Share - Primary                $1.04                                     $0.96
                                                  ==========                                ==========
    Fully Diluted:
    Adjusted income applicable to common stock       $69,685                                   $72,485
    Adjusted average common shares outstanding        67,166                                    75,876
                                                  ----------                                ----------
    Earnings Per Common Share - Fully Diluted          $1.04                                     $0.96
                                                  ==========                                ==========

    See accompanying Notes to Unaudited Pro Forma Combined Financial Statements.

                      FRONTIER CORPORATION
   Notes to Unaudited Pro Forma Combined Financial Statements

Note 1 - Basis of Presentation:

The unaudited pro forma combined statements of income and balance sheet reflect the acquisitions of WCT and ASI. As required by Regulation S-X Article 11-02, the unaudited pro forma combined statements of income first assume the combination of WCT, which is expected to be accounted for under the purchase method of accounting, as of the beginning of the most recent fiscal year (December 31, 1994). The unaudited pro forma combined statement of income for WCT uses the most recent 12 month period ended September 30, 1994. These pro forma results then assume the combination of ASI, which is expected to be accounted for using the pooling of interests method, as of the beginning of the three most recent fiscal years (December 31, 1994, 1993 and 1992) to arrive at the unaudited pro forma combined statements of income for Frontier Corporation, including WCT and ASI. The unaudited pro forma combined statements of income use ASI's results of operations for the most recent fiscal years ended October 31, 1994, and July 31, 1993 and 1992.

The unaudited pro forma combined balance sheet assumes the acquisitions had occurred on December 31, 1994, combining the balance sheet for Frontier as of December 31, 1994, with WCT as of September 30, 1994, and ASI as of October 31, 1994.

Frontier's management believes that the assumptions used in preparing the unaudited pro forma combined financial statements provide a reasonable basis for presenting all of the significant effects of its transactions, that the pro forma adjustments give appropriate effect to those assumptions and that the pro forma adjustments are properly applied in the unaudited pro forma financial statements.

Note 2 - Pro Forma Adjustments:

Unaudited pro forma adjustments consist of the following:

a.  Acquisition of WCT Communications, Inc.:

    Frontier will exchange approximately $99 million in cash, including acquisition expenses, in return for the stock of WCT Communications, Inc. The transaction will be accounted for using the purchase method of accounting.

    The purchase price is allocated to the net assets acquired using the assumption that the net book basis of the long term assets is reflective of their fair value. The fair value of the purchased customer base is calculated using a discounted cash flow of estimated revenues and expenses based on historical data from WCT and current industry projections. The purchased customer base is amortized over 5 years. Goodwill is calculated as the difference between the purchase price and the fair value of the net assets acquired and is amortized over 25 years.

    The pro forma adjustment to operating expenses in the statement of income for the year ended December 31, 1994, represents the amortization of goodwill and purchased customer base. As Frontier did not have enough cash and cash equivalents as of January 1, 1994, to complete the transaction without incurring additional debt, the pro forma adjustment to interest expense in the statement of income for the year ended December 31, 1994, reflects the assumed issuance of approximately $99 million in debt securities at Frontier's effective borrowing rate of 7% as of January 1, 1994.

    Frontier's statutory tax rate of 35% is used to calculate the tax effect of the unaudited pro forma combined statement of income adjustments, excluding the impact of nondeductible goodwill and purchased customer base.

b.  Acquisition of American Sharecom, Inc.:

    Frontier will exchange an estimated 8.7 million common shares in return for the stock of American Sharecom, Inc. The pro forma adjustment to the balance sheet reflects the issuance of these shares. The pro forma earnings per share calculation for all periods ASI is presented include the
    8.7 million common shares as outstanding for the entire period. The transaction will be accounted for using the pooling of interests method.

    ASI elected as of August 1, 1993, to be taxed as a Subchapter S corporation under the Internal Revenue Code whereby the shareholders will include the company's income in their personal taxable income. Accordingly, existing deferred tax assets of $927,000 as of July 31, 1993, were released into income tax expense in the year ended July 31, 1993. The pro forma adjustment to income taxes in the statement of income for the year ended December 31, 1993, reverse the release of the deferred tax assets and normalize the income taxes calculated. The pro forma adjustment for the balance sheet reinstates the deferred tax assets previously released.

    As ASI has elected to continue paying income tax to one state at the corporate level, income tax expense as related to this state is still recorded. The pro forma adjustment to income taxes in the statement of income for the year ended December 31, 1994, represents the additional income tax provision using a 40% effective tax rate, which ASI would have recorded had it not elected to be taxed as a Subchapter S corporation.